FILED PURSUANT TO RULE 424b(1)
                                                      REGISTRATION NO. 333-47953

PROSPECTUS

                                2,500,000 SHARES

                        [REALTY INFORMATION GROUP LOGO]

                                 Common Stock

     All of the shares of common stock, $.01 par value per share (the "Common Stock"), of Realty Information Group, Inc. (the "Company") offered hereby (the "Offering"), are being offered by the Company.

     Prior to this Offering, there has been no public market for the Common Stock of the Company, and there is no assurance that a market will develop or be sustained after the Offering. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "RIGX," subject to notice of issuance.

                               ----------------

                  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.
           SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                               ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
         SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================


                                             UNDERWRITING
                                             DISCOUNT AND           PROCEEDS TO
                       PRICE TO PUBLIC      COMMISSIONS(1)         THE COMPANY(2)
                       ---------------      --------------         --------------

Per Share .........    $   9.00           $     0.63             $      8.37
Total(3) ..........    $22,500,000           $1,575,000             $20,925,000

================================================================================

(1) Does not reflect the Company's reimbursement of the out-of-pocket expenses of Allen & Company Incorporated ("Allen") and Needham & Company, Inc. ("Needham") incurred in connection with the Offering, which are estimated to be $150,000. The Company has also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $1,100,000, including out of pocket expenses of Allen and Needham. See "Prospectus Summary -- The Offering" and "Use of Proceeds."

(3) The Company has granted to the Underwriters, for whom Allen and Needham (together, the "Representatives") are acting as representatives, an option exercisable within 45 days after the closing date of the Offering to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments (the "Over-Allotment Option"). See "Underwriting." If the Over-Allotment Option is exercised in full, the total price to the public, Underwriting Discounts, Commissions and Proceeds to Company will be $25.9 million, $1.8 million and $24.1 million, respectively.

                               ----------------

     The Common Stock is offered by the Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject any order, in whole or in part. It is expected that delivery of certificates for the shares will be made at the offices of Allen & Company Incorporated, 711 Fifth Avenue, New York, New York 10022, on or about July 7, 1998.

                               ----------------

ALLEN & COMPANY                                         NEEDHAM & COMPANY, INC.
INCORPORATED

                   The date of this Prospectus is July 1, 1998

Graphics: Computer screen images of Company products and Company logo.

Text:     A leading provider of commercial real estate information to:
          Brokers [types listed];  Owners and Investors
          [types listed];  Service Providers
          [types listed]; the Public Sector
          [types listed].

Graphics: (1) United States map showing markets currently covered by the Database and planned expansion.

          (2) Graph depicting growth of Database coverage from 1994 through 1997.

Text: Three Years of Rolling Out the Most Comprehensive Database Covering the Largest Commercial Real Estate Markets.

Graphic: Schematic diagram depicting data sources for the Company's Database and icons representing the Company's products.

Text: Growing Family of Complete Information Solutions from RIG's Intensive Nationwide Research Effort.



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE.
SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, historical and pro forma financial statements and risk factors appearing elsewhere in this Prospectus and should be read only in conjunction with the entire Prospectus. Unless otherwise specified, the information in this Prospectus (a) gives effect to the contribution to Realty Information Group, Inc. (the "Company") of all of the outstanding equity interests in its predecessors, OLD RIG, Inc. ("RIGINC") and Realty Information Group, L.P. ("RIGLP"), in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP, (b) applies the initial public offering price of $9.00 per share and (c) assumes that the Underwriters' Over-Allotment Option is not exercised. See "Transactions in Connection with the Offering."

                                   THE COMPANY

     The Company is a leading provider of comprehensive, building-specific information to the United States commercial real estate industry and related industries. The Company has created a proprietary database (the "Database"), through internal development and strategic acquisitions, that the Company believes is significantly more comprehensive, accurate, and up-to-date than any other database of information detailing office and industrial space in the United States. The Database includes hundreds of data fields providing substantive information as well as digitized photographs and floor plan images on individual commercial buildings in the Company's markets. The Database tracks over 6.9 billion square feet of office and industrial space in more than 122,000 buildings. The Database also contains detailed information on 76,000 tenants and 14,000 buildings for sale and is supported by one of the largest office and industrial real estate research staffs in the nation. In addition, the Company has developed a portfolio of multimedia software products with Internet connectivity that allows clients to access the Database and from which the Company generates revenue in each of its markets.

     The Company is the market leader in providing comprehensive office and industrial real estate information in 7 of the 10 largest United States metropolitan areas. After establishing the Database and software products in the Washington, D.C. metropolitan area, the Company expanded to Baltimore (1992), and thereafter to New York City (1994), Westchester County, Long Island and Northern New Jersey (1995), Los Angeles, Orange County and Chicago (1996), and Philadelphia, San Francisco and Boston (1997). The Company plans to continue its aggressive geographic expansion in the United States and in select international markets. The Company is presently evaluating a number of potential new markets and has signed agreements to allow it to expand to Sacramento during the third quarter of 1998. In most instances, the leading office and industrial real estate brokerage firms in a new market have become the Company's clients within six months of entry. The Company currently generates positive cash flow from operations in each regional market in which it has operated for at least 18 months.

     The Company's clients access the Database using the Company's multimedia software products. These software products include (i) CoStar, a product primarily intended for office and industrial real estate professionals which allows them to use the Database to analyze leasing options, market conditions and competitive property positions, and to produce multimedia presentations, and
(ii) CrosTrac, a product primarily intended for participants in the office real estate industry which allows them to identify the most likely tenants to fill space vacancies, to find tenants needing representation for their space needs, and for business-to-business marketing. The Company also derives significant revenue from Interactive Advertising. Interactive Advertising provides clients with a means of direct access to real estate professionals by allowing placement of advertisements of properties for lease or sale directly in the Company's software products and on the Company's web site. The Company is also developing several new products to allow clients to better utilize the Database, including specialized reports and CoStar I/S, a software product that will provide extensive detail on commercial properties offered for sale.

     The Company believes that it has a number of competitive advantages relative to its actual and potential competitors including:

     o The significant cost of developing a database that is as comprehensive or up-to-date as the Database;

     o Software products that have, as a result of extensive upgrades, market reseach and input from clients, become full service solutions to client needs;

     o Being the first to capitalize on the trend to outsource research and data collection in a manner that would be difficult to duplicate;

     o Data, software and methodologies that have become the standard for clients as well as a reliable third-party data source for the media;

     o The ability to expand rapidly and efficiently into new markets at relatively low cost;

     o A unique ability to offer consistent methodology and quality in multi-market office and industrial real estate information; and

     o Long-standing formal and informal relationships with key participants in the office and industrial real estate market.

     According to the Federal Reserve, the inventory of commercial real estate in the United States has been valued at approximately $3.3 trillion. The Company estimates that the value of annual transactions for the sale and lease of office and industrial real estate in the United States was $175 billion in 1997. The Company believes that the market for office and industrial real estate information, though undefined today, is vast based on the volume and value of commercial real estate transactions and the large number of parties involved in such transactions. To effect these transactions, real estate brokers representing lessors and tenants, and buyers and sellers, need comprehensive, accurate and consistent building-specific information to advise their clients. From its inception, the Company has sought to consolidate research and software development efforts and spread the costs of such efforts over its client base in order to deliver more comprehensive, accurate and timely information than any single client could obtain through its individual efforts.

     Real estate brokers currently comprise a significant portion of the Company's clients and are the most active users of the Database. Other participants in the commercial real estate industry require and subscribe to various subsets of the building-specific information found in the Database. These clients include owners and investors, providers of goods and services to buildings and tenants, and public service agencies. The Company has over 1,300 clients, including leaders of the commercial real estate industry such as CB Commercial Real Estate Group, Inc., Grubb & Ellis, Merrill Lynch & Co., Julien
J. Studley, Inc., Jones Lang Wootton USA, and LaSalle Partners, Inc. Many of these national companies have multi-year, multi-market contracts with the Company. These multi-market contracts strengthen the Company's position within the industry and ease the Company's entry into new markets by providing an initial client base. In many instances, the Company's entry into new markets has been facilitated by demand from these industry leaders.

     The Company's objective is to become the preeminent provider of building-specific information to the commercial real estate industry and related industries in the United States and in select international markets. There can be no assurance that the Company will achieve its objective. The principal components of the Company's strategy are:

     o Maintain and Improve the Database. The Company intends to maintain the leading position of the Database by expanding its geographic coverage and depth and by consistently auditing and improving the Company's model for collecting the underlying data to help ensure it remains comprehensive and reliable.

     o Maintain Technology Leadership. The Company intends to provide ongoing upgrades of its software products to incorporate advances in technology and to provide features and advantages to facilitate ease of use and flexibility for the Company's clients.

     o Enter New Markets. The Company plans to continue its aggressive geographic expansion in the United States and in select international markets. The Company, independently, or in connection with strategic acquisitions of local providers, intends to gain an initial foothold in each new target market with one of the Company's products, and then over time, introduce all of its products in that target market.

     o Increase Market Penetration and Revenue in Established Markets. The Company will seek to increase revenue from existing clients by increasing the performance and use of the Company's existing products. In addition, the Company has not yet introduced all of its products in all of its markets. Over the next several years, the Company intends to increase revenue by introducing its full complement of products in all of its markets.

     o Introduce New Products to Satisfy Existing Client Needs and Reach New Clients. The Company believes the Database contains a wealth of information that can be packaged to create an array of new products to satisfy existing client needs and reach new clients. The Company currently has several new products under development.

     The Company was formed in February 1998 by RIGINC and RIGLP to acquire, directly or indirectly, all of the outstanding equity interests in RIGINC and RIGLP. RIGINC, which was incorporated and organized initially in the District of Columbia, operated the Company's business until November 1994 (RIGINC was reincorporated under the laws of Delaware in 1996). RIGINC was formerly known as "Realty Information Group, Inc."; in connection with the formation of the Company and this Offering, RIGINC was renamed "OLD RIG, Inc." RIGLP, a Delaware limited partnership, was organized by RIGINC in November 1994 to hold and operate the Company's business. The Company maintains its executive offices at 7475 Wisconsin Avenue, Bethesda, Maryland 20814. The Company's telephone number is (301) 215-8300.

                               ----------------

     The Company has filed applications in the United States, Canada and the United Kingdom for the CoStar(Reg. TM) and CrosTrac(Reg. TM) marks. All other trademarks and trade names referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the
 Company..................       2,500,000 shares

Common Stock to be outstanding
 after the Offering.......       8,254,017 shares(1)

Use  of  Proceeds.........   The net  proceeds of the  Offering  will be used by
                             the Company primarily for geographic and product expansion (including through acquisitions) and for repayment of indebtedness, development of corporate information systems and for working capital and general corporate purposes. See "Use of Proceeds."

Nasdaq National Market
 Trading Symbol(2)........  RIGX

----------
(1) This does not include (i) up to 375,000 shares of Common Stock issuable upon exercise of the Over-Allotment Option, (ii) approximately 349,900 shares that will be reserved for issuance upon the exercise of Company options to be issued in exchange for currently outstanding options, exercisable at a weighted average exercise price of $3.63 per share, (iii) 48,480 shares issuable in exchange for RIGLP units issued in June 1998, pursuant to the exercise of options, (iv) 45,450 shares that will be reserved for issuance upon exercise of Company warrants to be issued in exchange for currently outstanding warrants at an exercise price of $8.10, and (v) approximately 350,000 shares that will be reserved for issuance upon the exercise of options granted in connection with the Offering. See "Underwriting," "Management -- Employee Benefit Plans," "Description of Capital Stock" and "Certain Transactions."

(2) There is currently no market for the Common Stock, and there can be no assurance that a market for the Common Stock will develop or be sustained after the Offering. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance. There can be no assurance, however, that such application for quotation will be approved, or if approved, that listing of the Common Stock will be maintained. See "Risk Factors -- No Prior Public Market; Determination of Offering Price; Share Price Volatility."

                  TRANSACTIONS IN CONNECTION WITH THE OFFERING

     In connection with the Offering, RIGLP and RIGINC will be consolidated with the Company pursuant to a Contribution Agreement dated March 5, 1998 (the "RIG Contribution Agreement"). Limited partners of RIGLP (other than RIGINC) and all of the stockholders of RIGINC will receive 3.03 shares of the Common Stock of the Company for each limited partnership unit or share of common stock exchanged. See "Certain Transactions." As a result, the Company will own (directly or indirectly) all of the capital stock of RIGINC and all of the equity of RIGLP.

     The consolidation contemplated by the RIG Contribution Agreement and the Offering are an integrated transaction intended to qualify under Section 351 of the Internal Revenue Code of 1986, as amended (the "Transaction").

                SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA)

     The following table sets forth summary financial data of the Company for the five years ended December 31, 1997 and the three months ended March 31, 1997 and 1998, and certain pro forma financial data for the year ended December 31, 1997 and the three months ended March 31, 1998. The financial data shown below for 1993 are derived from the unaudited financial statements of RIGINC. The financial data shown below for the three months ended March 31, 1997 and 1998 are derived from the unaudited financial statements of RIGLP. The Statement of Operations Data and Balance Sheet Data shown below for 1995, 1996 and 1997 are derived from the audited financial statements of RIGLP included elsewhere in this prospectus. The financial data for 1994 is derived from the audited financial statements of RIGINC which are not included in this prospectus. The table gives effect to the contribution to the Company of all of the outstanding equity interests in its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP as if the contribution had been consummated on January 1, 1993.


                                                               YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                         1993          1994        1995         1996          1997         1997
                                    -------------- ----------- ----------- ------------- ------------- -----------
STATEMENT OF OPERATIONS DATA(1)
 Net revenue ......................    $   946       $ 1,420     $ 2,062     $   4,336     $   7,900    $  7,900
 Cost of revenue ..................        391           591         931         2,188         3,413       3,413
                                       -------       -------     -------     ---------     ---------    --------
 Gross margin .....................        555           829       1,131         2,148         4,487       4,487
 Operating expenses ...............        943           990       1,994         4,829         7,786       7,786
                                       -------       -------     -------     ---------     ---------    --------
 Loss from operations .............       (388)         (161)       (863)       (2,681)       (3,299)     (3,299)
 Other income (expense), net.......        768 (2)       (76)         79            49            33           9
                                       -------       -------     -------     ---------     ---------    --------
 Net income (loss) ................    $   380       $  (237)    $  (784)    $  (2,632)    $  (3,266)   $ (3,290)
                                       =======       =======     =======     =========     =========    ========
 Pro forma net loss per share......                                                                     $  (0.57)
                                                                                                        ========
 Pro forma weighted average
  shares outstanding(3) ...........                                                                        5,754
                                                                                                        ========



                                           THREE MONTHS ENDED
                                                MARCH 31,
                                           -------------------
                                               PRO FORMA
                                       1997     1998     MARCH 31, 1998
                                    --------- --------- ---------------
STATEMENT OF OPERATIONS DATA(1)
 Net revenue ......................  $1,555    $2,839       $2,839
 Cost of revenue ..................     717       904          904
                                     ------    ------       ------
 Gross margin .....................     838     1,935        1,935
 Operating expenses ...............   1,638     2,281        2,281
                                     ------    ------       ------
 Loss from operations .............    (800)     (346)        (346)
 Other income (expense), net.......      31       (38)           5
                                     ------    ------       ------
 Net income (loss) ................  $ (769)   $ (384)      $ (341)
                                     ======    ======       ======
 Pro forma net loss per share......                         $ (.06)
                                                            ======
 Pro forma weighted average
  shares outstanding(3) ...........                          5,754
                                                            ======



                                                 AS OF DECEMBER 31,
                                 ---------------------------------------------------
                                    1993      1994      1995      1996       1997
                                 --------- --------- --------- ---------- ----------
BALANCE SHEET DATA(1)

 Cash ..........................  $    58   $   132   $1,328    $ 3,326    $  1,069
 Working capital (deficit) .....     (126)     (332)   1,017      2,248      (1,547)
 Total assets ..................      341       790    3,015      7,670       6,581
 Total liabilities .............      854       727      688      2,000       3,664
 Stockholders' equity ..........     (513)       63    2,327      5,670       2,917



                                                         PRO FORMA       PRO FORMA
                                  AT MARCH 31, 1998   MARCH 31, 1998   AS ADJUSTED(4)
                                 ------------------- ---------------- ---------------
BALANCE SHEET DATA(1)
 Cash ..........................      $     866         $     866         $19,041
 Working capital (deficit) .....         (1,909)           (1,909)         17,916
 Total assets ..................          7,315             7,315          25,489
 Total liabilities .............          4,777             4,777           3,126
 Stockholders' equity ..........          2,538             2,538          22,363



                                                   AS OF DECEMBER 31,
                                   ------------------------------------------------------------
                                     1993        1994         1995         1996         1997       AT MARCH 31, 1998
                                   --------   ----------   ----------   ----------   ----------   ------------------
OTHER OPERATING DATA(1)
 Markets Covered by Data-
  base .........................        2            3            4            9           14               14
 Counties Covered by Data-
  base .........................       15           16           42           56          120              120
 Number of Clients .............       59           88          204          542        1,123            1,328
 Billions of Square Feet in
  Database .....................      0.9          1.3          2.2          3.3          6.5              6.9
 Buildings in Database .........    9,955       12,775       24,822       43,520      112,335          122,199
 Images in Database ............    5,998       15,459       24,926       47,308       90,545          105,746

----------
(1) The statement of operations and balance sheet data for 1993 through March 31, 1998 give effect to the contribution to the Company of all of the outstanding equity interests in its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP as if it had been consummated on January 1, 1993. Pro forma statement of operations data reflects the effect on financing charges of the Company as if the Offering had been consummated at the beginning of each period.

(2) Includes gain from sale of assets amounting to $893,000.

(3) Includes shares of the Company's predecessors converted at a rate of 3.03 shares per share of RIGINC or unit of RIGLP. Stock options and warrants outstanding have been excluded from the calculation because their effect is anti-dilutive.

(4) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company and the application of the net proceeds from the Offering. Additionally, reflects the use of proceeds for the repayment of the RIGLP line of credit of $1,000,000 and its subordinated debt to RIGINC totaling $650,000 (which sum was loaned to RIGINC by one of its stockholders). See "Certain Transactions."

                             AVAILABLE INFORMATION

     As of the effective date of the Registration Statement, the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, will file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and other periodic reports as the Company may deem appropriate or as may be required by law.

                                  RISK FACTORS

     An investment in the shares of the Company's Common Stock involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing shares of Common Stock. Each of these factors could have a material adverse effect on the Company's business, financial condition and results of operations and on the price of the Common Stock.

     This Prospectus contains forward-looking statements about business strategies, market potential, future financial performance and other matters. In addition, when used in this Prospectus, the words "intends to," "anticipates,"
"expects" and similar expressions are intended to identify forward-looking statements. Such statements involve many risks and uncertainties that could cause actual results to differ materially from such statements, including, without limitation, those risks and uncertainties described, in this Section on "Risk Factors."

     History of Operating Losses and Accumulated Deficit; Expected Losses; Uncertainty of Future Profitability. By reason of its continuing investment in expansion and new products, the Company has never recorded an overall operating profit and had an accumulated deficit of approximately $11.8 million as of March 31, 1998. The Company intends to continue to invest in expansion and, therefore, to sustain substantial losses for the next several years. The ability of the Company to achieve overall profitability will largely depend on its ability to generate revenue from its products and services in excess of its investment in geographic and product expansion. There can be no assurance that the Company will be able to generate revenue that is sufficient to achieve profitability, to maintain profitability on a quarterly or annual basis or to sustain or increase its revenue growth in future periods.

     Uncertainty of Operating Results. The Company's revenue and operating results may fluctuate as a result of a variety of factors, including: the loss of clients or revenue due to consolidation in the real estate brokerage and investment industry; changes in client budgets; investments by the Company in marketing or other corporate resources; acquisitions of other companies or assets; the timing of new product introductions and enhancements; sales and marketing promotional activities; and general economic conditions.

     Uncertainties Associated with Planned Market and Product Expansion. The Company's future success and financial performance will depend in large part on its ability to enter several additional markets contemporaneously and successfully, while continuing to develop and market its products and services in a rapidly evolving information technology environment. To succeed, the Company believes it will be necessary to further increase its geographic coverage and broaden its product lines and client mix. These efforts are expected to impose additional burdens on the Company's research, systems development, sales and general managerial resources. There can be no assurance that the Company will be able to manage this growth successfully.

     The Company's future success and financial performance also will depend on its ability to meet the increasingly sophisticated needs of its clients through the timely development and introduction of new and enhanced versions of its products and services. Continuing product development efforts have been and are expected to be required to sustain the Company's growth. Such efforts have inherent risks. There can be no assurance that the Company will be successful in entering new markets or in developing and marketing new or enhanced products and services, or will not experience significant delays in the introduction of new products and services. In addition, there can be no assurance that new or enhanced products or services developed by the Company will meet the requirements of its prospective clients and achieve market acceptance. See "Business -- Strategy," "-- Database" and "-- Products and Services."

     Dependence on Integrity and Reliability of Software and the Database. The Company's success is highly dependent on its clients' confidence in the comprehensiveness, accuracy and reliability of the Database and the software accessing the Database. Although the Company believes that it takes adequate precautions to safeguard the completeness and consistency of the data in the Database, and that the information contained in the Database is generally current, comprehensive and accurate, the task of establishing and maintaining such quality during growth is challenging. Similarly, it requires substantial effort and expense to maintain and improve the software that allows clients to access the Database. There can be no assurance that the Company can sustain those efforts. See "Business -- Strategy," "-- Database" and "-- Products and Services."

     Dependence on the Real Estate Industry. The Company's business is dependent on the real estate industry and related industries that supply goods or services to, or invest in, the real estate industry. Therefore, changes in the real estate market may affect demand for the Company's products. The real estate industry traditionally has been subject to cyclical economic swings, which could adversely affect the Company's business. Moreover, the real estate industry is undergoing a period of consolidation, often motivated by a desire to reduce expenses. Such consolidation could erode the Company's existing client base, reduce the size of the Company's target market and create enterprises with sufficiently greater bargaining power to cause price erosion which could affect the Company's products and services.

     Dependence on Key Personnel. The success of the Company and of its business strategy is dependent in large part on its ability to retain and attract key management and operating personnel, including its President and Chief Executive Officer, Andrew C. Florance. Highly skilled technical, sales, managerial and marketing personnel are in high demand and are often subject to competing offers. Given its plans to expand rapidly, the Company will have an ongoing need to increase the number of management and support personnel. The Company employs a variety of measures to retain and attract key management and operating personnel, including multi-year employment agreements containing confidentiality and non-competition agreements, a stock option plan and incentive bonuses for its key executive officers, and the Company is the beneficiary of a $1 million key person life insurance policy on Mr. Florance. These measures may not be sufficient to permit the Company to attract necessary personnel or to offset the impact of the Company's loss of Mr. Florance or other key employees. See "Management."

     Dependence on Proprietary Rights. The Company has made significant investments in the Database, software, methodologies, and other technology and relies on a combination of trade secret and copyright laws, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights in those assets and technologies. There can be no assurance that these protections will be adequate or that the Company's competitors will not independently develop methodologies, databases or technologies that are substantially equivalent or superior to those of the Company. In addition, there can be no assurance that the legal protections and precautions taken by the Company will be adequate to prevent infringement or misappropriation of the Company's proprietary rights and assets. See "Business -- Proprietary Rights."

     Risk of Third Party Claims for Infringement. There can be no assurance that third parties will not bring copyright or trademark infringement claims against the Company or claim that the Company's use of certain technologies violates a patent. Because the Company relies on certain technology which is licensed from third parties, including software integrated with internally-developed software and used in the Company's products to perform key functions, the Company may be subject to litigation to defend against claims of infringement of the rights of others, or to determine the scope and validity of the intellectual property rights of others. Although the Company does not believe that its products infringe the proprietary rights of third parties, there can be no assurance that infringement or invalidity claims (or claims for indemnification resulting from infringement claims) will not be asserted or prosecuted against the Company or that any such assertions or prosecutions will not materially adversely affect the Company's business, operating results or financial condition. Regardless of the validity or the successful assertion of such claims, defending against such claims could result in significant costs and diversion of resources with respect to the defense thereof. In addition, the assertion of such infringement claims could result in injunctions preventing the Company from distributing certain products. If any claims or actions are asserted against the Company, the Company may seek to obtain a license to such intellectual property rights. There can be no assurance, however, that such a license would be available on reasonable terms or at all.

     Identification and Integration of Acquisitions. The Company intends to expand its market and product line through acquisitions of complementary businesses, products, databases, and technologies. The strategy of acquisition versus internal development may be applied as the Company expands further. Acquisitions involve numerous risks, including managing the integration of personnel and products, managing geographically remote units, the diversion of management's attention from other business concerns, the inherent risks in entering markets the Company has either limited or no direct experience in and the potential loss of key employees or clients of the acquired companies. There can be no assurance that the Company will not incur unforseen difficulties in connection with integration of any acquisition. Future acquisitions if pursued and consummated by the Company, could result in dilutive issuances of equity securities, the incurrence of additional debt, one-time write-offs and the creation of substantial amortization expenses arising from goodwill or other intangible assets.

     Future Additional Capital Requirements; No Assurance Capital Will Be Available. Since its inception, the Company has financed its operations through cash provided by operations, the sale of equity and borrowings. If the Company proves unable to generate sufficient revenue to fund its operations in the future, the Company may be required to raise additional funds to meet its capital and operating requirements through public or private financing, including equity financing. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on the operating flexibility of the Company. Adequate funds for the Company's operations may not be available when needed and, if available, may not be on terms attractive to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Technological Change. Outsourcing the collection, storage, management and dissemination of commercial real estate information from a centralized database is a recent and evolving development. As a developing market, the requirements are rapidly evolving to meet changing and increasingly sophisticated client needs, frequent new product introductions, and new industry standards. In addition, as the computer and software industries continue to experience rapid technological change and the Internet continues to grow, the Company must be able to quickly and successfully adapt its products to allow them to continue to integrate well with the other computer platforms and software employed by its clients. There can be no assurance that the Company will avoid difficulties that could delay or prevent the successful development and introduction of product enhancements or new products in response to technological changes. See "Business -- Products and Services."

     Competition. The market for information systems and services in general is highly competitive and rapidly changing, with the principal competitive factors including the quality and depth of the underlying databases, the responsiveness and flexibility of software, the proprietary nature of research methodologies and databases, the usefulness of the data and reports generated by the software, compatibility with the client's existing information systems, potential for product enhancement, price and the effectiveness of sales, client support, and marketing efforts. While the Company believes its products and services are differentiated favorably from those offered by competitors providing information in the office and industrial real estate industry, competitors may develop or acquire the capacity to narrow or eliminate these differences. Additional competitors may also enter the market and competition may intensify. The Company also faces competition from internal information services at individual real estate brokerage firms, real estate investment institutions and lenders, many of which have developed their own databases. See "Business -- Competition."

     Business Interruption. The Company's operations are dependent upon its ability to protect the Database, computers, telecommunications equipment, software systems and facilities against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the event the Company experiences an interruption or permanent loss of one or more of these systems or facilities through casualty, equipment malfunction or otherwise, the Company's business could be adversely affected. The Company's core computer servers and networking systems are located in a climate-controlled, fire and security-protected central location and all data contained in the Database is subject to offsite backup storage. Such protections may not, however, adequately protect the Company or compensate the Company for all losses that it may incur.

     Shares Eligible for Future Sale; Registration Rights. Sales of substantial amounts of Common Stock by any of the initial investors in the public market after the Offering could adversely affect the prevailing market price for the Common Stock and could impair the Company's future ability to raise capital through offerings of its equity securities. In addition to the 2,500,000 shares offered hereby, a total of

5,802,497 shares held by the directors, officers and other stockholders of the Company will become available for sale in the public market upon the expiration of certain agreements entered into between the stockholders and the Underwriters, subject to the provisions of Rule 144 of the Securities Act. In addition, the Company intends to file, as soon as practicable, a registration statement under the Securities Act to register an aggregate of 1,450,000 shares of Common Stock issued or reserved for issuance under the Company's employee benefit plans. See "Management," "Shares Eligible for Future Sale" and "Underwriting."

     After the Offering, the holders of approximately 2,509,747 shares of Common Stock, will be entitled to certain rights to cause the Company to register the sale of such shares under the Securities Act, beginning six months after the Offering. Holders with such rights could cause a large number of shares to be registered and to become freely tradable without restrictions under the Securities Act. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an Offering of its equity securities. See "Description of Capital Stock -- Registration Rights."

     No Prior Public Market; Determination of Offering Price; Share Price Volatility. There has been no public market for the Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiations between representatives of the Company and the Representatives, consistent with the rules of the National Association of Securities Dealers, of which the Representatives are members, and may not be indicative of future market prices. See "Underwriting" for information related to the method of determining the initial public offering price. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, general conditions in the real estate or software industries, developments or disputes concerning copyrights or proprietary rights, regulatory developments and economic or other factors. In addition, in recent years the stock market in general, and the shares of information and software related companies in particular, have experienced extreme price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

     Potential Influence by Principal Stockholder; Benefits of Offering to Current Shareholders. Following completion of the Offering, assuming that the Underwriters' Over-Allotment Option is not exercised, Michael R. Klein, the Chairman of the Board of the Company, and members of his immediate family will beneficially own 25.6% of the outstanding shares of Common Stock. As a result, Mr. Klein will have the potential ability to exercise substantial influence over the Company's business by virtue of his voting power with respect to the election of directors and all other matters requiring action by stockholders.
Such concentration of share ownership may have the effect of discouraging, delaying or preventing a change in control of the Company. The existing shareholders of the Company will receive certain benefits from the sale of the Common stock offered hereby. The Offering may establish a public market for the Common Stock and provide increased liquidity for the Common Stock they will own after the Offering, subject to certain limitations. See "Shares Eligible for Future Sale." The existing shareholders of the Company will have a substantial unrealized gain in the Common Stock that they will continue to hold after the Offering over the original cost of the equity interests exchanged for such Common Stock. See "Dilution." A portion of the net proceeds of the Offering to the Company will be used to repay approximately $650,000 of indebtedness owed to Mr. Klein. See "Use of Proceeds" and "Certain Transactions."

     Effect of Certain Charter and Bylaw Provisions. The Company's Certificate of Incorporation and Bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by the Company's stockholders to change management more difficult. Such provisions include: (i) the requirement that the Company's stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors of the Company (the "Board") and for new business to be conducted at any meeting of the stockholders; (ii) certain limits on the ability of stockholders to call special meetings; and (iii) no stockholder action by written consent. The Certificate of Incorporation also allows the Board to issue up to 2,000,000 shares of preferred stock and to fix the rights, privileges and preferences of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by the Company in the future. While the Company has no present intention to issue any shares of preferred stock, any such issuance could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date on which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of the Company, which could adversely affect the market price of the Company's Common Stock. See "Description of Capital Stock."

     Dilution to New Investors; Absence of Dividends. Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of $6.51 per share in pro forma net tangible book value per share. In addition, purchasers of shares of Common Stock in the Offering will incur additional dilution to the extent outstanding options and warrants are exercised. See "Dilution." The Company has never declared or paid any dividends on the Common Stock and does not anticipate paying any dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

     The gross proceeds to be received by the Company from the sale of 2,500,000 shares of Common Stock in the Offering are estimated to be $22.5 million. Net proceeds after deducting underwriting discounts and commissions and other expenses of the Offering will be approximately $19.8 million ($23.0 million if the Over-Allotment Option is exercised in full). The Company plans to use those net proceeds primarily to fund the continued geographic and product expansion of the Company's business (through acquisitions and internally generated growth) and increasing its sales and marketing activities. The Company also intends to use the net proceeds to (i) repay certain indebtedness aggregating $1,650,000 (consisting of (a) a $1.0 million loan from Silicon Valley Bank to RIGLP and RIGINC, bearing interest at a rate of prime plus two percent, and maturing on October 5, 1998 (this loan accelerates on, among other things, a transfer of all of the equity interests in the borrower), and (b) three loans to RIGLP subordinate to the Silicon Valley Bank loan aggregating $650,000 from RIGINC (which sum was loaned to RIGINC by Michael R. Klein; see "Certain
Transactions"), bearing interest at a rate of prime plus two percent, and maturing on December 31, 1998 (or upon the acceleration of the Silicon Valley Bank loan) (ii) to develop corporate information systems and (iii) to provide funds for working capital and other general corporate purposes. Although the Company regularly reviews acquisition proposals involving other businesses, products or technologies complementary to the Company's business, there are currently no agreements or negotiations with respect to any acquisitions. Pending such uses, the Company intends to invest the net proceeds of this Offering in interest bearing, investment-grade securities.

                                DIVIDEND POLICY

     The Company has never declared nor paid any dividends on its Common Stock, and does not plan to do so for the foreseeable future. Instead, the Company intends to invest any earnings in the operations, development and growth of its business. The holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. The payment of future dividends on the Common Stock and the rate of such dividends, if any, will be determined in light of any applicable contractual restrictions limiting the Company's ability to pay dividends, the Company's earnings, financial condition, capital requirements and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998: (i) on an actual basis, and (ii) on such pro forma basis as adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby. This table should be read in conjunction with the audited Financial Statements of the Company and the unaudited pro forma condensed combined financial statements of the Company included elsewhere in this Prospectus.


                                                                        AS OF MARCH 31, 1998 (IN THOUSANDS)
                                                                        -----------------------------------
                                                                                           PRO FORMA(1)(2)
                                                                         ACTUAL(1)         AS ADJUSTED
                                                                        -----------   --------------------
Short-term debt and current portion of long-term debt ...............    $   1,650         $      --
                                                                         ---------         ---------
Stockholders' equity:

 Common stock, $.01 par value per share authorized,
   5,754,017, and 8,254,017 shares issued and outstanding on
   an actual, pro forma and as adjusted basis, respectively .........           58                83
 Additional paid-in capital .........................................       14,289            34,089
 Retained deficit ...................................................      (11,809)          (11,809)
                                                                         ---------         ---------
   Total stockholders' equity .......................................        2,538            22,363
                                                                         ---------         ---------
    Total capitalization ............................................    $   4,188         $  22,363
                                                                         =========         =========


----------
(1) Assumes the contribution to the Company of all of the outstanding equity interests in its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP. Excludes: (i) up to 375,000 shares of Common Stock issuable upon the exercise of the Over-Allotment Option, (ii) approximately 349,900 shares that will be reserved for issuance upon the exercise of Company options to be issued in exchange for outstanding options, exercisable at a weighted average exercise price of $3.63 per share, (iii) 48,480 shares issuable in exchange for RIGLP units issued in June 1998, pursuant to the exercise of options, (iv) 45,450 shares that will be reserved for issuance upon exercise of Company warrants to be issued in exchange for currently outstanding warrants at an exercise price of $8.10 and (v) approximately 350,000 shares that will be reserved for issuance upon the exercise of options granted in connection with the Offering. See "Underwriting," "Management -- Employee Benefit Plans," "Description of Capital Stock" and "Certain Transactions." Pro forma data has been omitted because it is identical to the data shown in the actual column.

(2) Assumes completion of the Offering.

                                    DILUTION

     As of March 31, 1998, after giving pro forma effect to the consolidation of the Company with its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP, the Company had a pro forma net tangible book value of approximately $767,000 or $.13 per share of Common Stock. Pro forma net tangible book value per share represents the amount of the Company's total pro forma tangible assets, less total pro forma liabilities, divided by the 5,754,017 shares of Common Stock outstanding prior to the Offering. See Unaudited Pro Forma Condensed Combined Financial Statements and "Prospectus Summary -- Transactions in Connection with the Offering."

     Without taking into account any other changes in the pro forma net tangible book value of the Company after March 31, 1998, other than to give effect to the sale of 2,500,000 shares offered hereby and receipt of the net proceeds therefrom and the application of a portion of the Offering to repay certain outstanding indebtedness as set forth under "Use of Proceeds," the Company's pro forma net tangible book value, as adjusted at March 31, 1998 would have been approximately $20.6 million or $2.49 per share. This represents an immediate increase in pro forma net tangible book value of $2.36 per share to existing stockholders and immediate dilution in pro forma net tangible book value of $6.51 per share to purchasers of Common Stock in the Offering, as illustrated in the following table:


  Initial public offering price per share ...................................               $ 9.00
   Pro forma net tangible book value per share as of March 31, 1998 .........   $ .13
   Increase per share attributable to new investors .........................    2.36
                                                                                -----
  As adjusted net tangible book value per share after the Offering ..........                 2.49
                                                                                            ------
  Pro forma net tangible book value dilution per share to new investors .....               $ 6.51
                                                                                            ======


     The following table sets forth, as of March 31, 1998, the number of shares of Common Stock issued to existing stockholders of the Company and the total consideration and the average price per share paid to the Company for such shares; the number of shares of Common Stock purchased from the Company by new investors in the Offering and the total consideration paid by them for such shares; and the percentage of shares purchased from the Company by existing stockholders and new investors and the percentages of consideration paid to the Company for such shares by existing stockholders and new investors. The following table gives pro forma effect to the consolidation of the Company with its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP.


                                        SHARES PURCHASED          TOTAL CONSIDERATION         AVERAGE
                                     -----------------------   --------------------------      PRICE
                                        NUMBER      PERCENT        AMOUNT        PERCENT     PER SHARE
                                     -----------   ---------   --------------   ---------   ----------
Existing stockholders(1) .........   5,754,017      69.7%       $14,347,000      38.9%      $ 2.49
New investors ....................   2,500,000      30.3%        22,500,000      61.1%      $ 9.00
                                     ---------     -----        -----------     -----
 Total ...........................   8,254,017     100.0%       $36,847,000     100.0%      $ 4.46
                                     =========     =====        ===========     =====

----------
(1) Does not include: (i) up to 375,000 shares of Common Stock issuable upon the exercise of the Over-Allotment Option, (ii) approximately 349,900 shares that will be reserved for issuance under the Realty Information Group, Inc. 1998 Stock Incentive Plan (the "Stock Option Plan") upon the exercise of Company options to be issued in exchange for outstanding options, exercisable at a weighted average price at $3.63 per share, (iii) 48,480 shares issuable in exchange for RIGLP units issued in June 1998, pursuant to the exercise of options, (iv) 45,450 shares reserved for issuance upon exercise of currently outstanding warrants at an exercise price of 10% less than the price at which the shares are being offered hereby, and (v) approximately 350,000 shares that will be reserved for issuance upon the exercise of options granted in connection with the Offering. To the extent such options are exercised, there will be future dilution to investors in the Offering. See "Management -- Employee Benefit Plans" and "Description of Capital Stock."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
         (IN THOUSANDS, EXCEPT PER SHARE DATA AND OTHER OPERATING DATA)

     The following table sets forth summary financial data of the Company for the five years ended December 31, 1997, and the three months ended March 31, 1997 and 1998, and certain pro forma financial data for the year ended December 31, 1997 and the three months ended March 31, 1998. The financial data shown below for 1993 are derived from the unaudited financial statements of RIGINC. The financial data shown below for the three months ended March 31, 1997 and 1998 are derived from the unaudited financial statements of RIGLP. The Statement of Operations Data and Balance Sheet Data shown below for 1995, 1996 and 1997 are derived from the audited financial statements of RIGLP included elsewhere in this prospectus. The financial data for 1994 is derived from the audited financial statements of RIGINC are not included in this prospectus. The table gives effect to the contribution to the Company of all of the outstanding equity interests in its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP as if the contribution had been consummated on January 1, 1993.


                                                               YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------------------------------------
                                                                                                        PRO FORMA
                                         1993          1994        1995         1996          1997         1997
                                    -------------- ----------- ----------- ------------- ------------- -----------
STATEMENT OF OPERATIONS DATA(1)
 Net revenue ......................    $   946       $ 1,420     $ 2,062     $   4,336     $   7,900    $  7,900
 Cost of revenue ..................        391           591         931         2,188         3,413       3,413
                                       -------       -------     -------     ---------     ---------    --------
 Gross margin .....................        555           829       1,131         2,148         4,487       4,487
 Operating expenses ...............        943           990       1,994         4,829         7,786       7,786
                                       -------       -------     -------     ---------     ---------    --------
 Loss from operations .............       (388)         (161)       (863)       (2,681)       (3,299)     (3,299)
 Other income (expense), net.......        768 (2)       (76)         79            49            33           9
                                       -------       -------     -------     ---------     ---------    --------
 Net income (loss) ................    $   380       $  (237)    $  (784)    $  (2,632)    $  (3,266)   $ (3,290)
                                       =======       =======     =======     =========     =========    ========
 Pro forma net loss per share......                                                                     $  (0.57)
                                                                                                        ========
 Pro forma weighted average
  shares outstanding(3) ...........                                                                        5,754
                                                                                                        ========





                                            THREE MONTHS ENDED
                                                MARCH 31,
                                           -------------------
                                                           PRO FORMA
                                      1997      1998     MARCH 31, 1998

                                    --------- --------- ---------------
STATEMENT OF OPERATIONS DATA(1)
 Net revenue ......................  $1,555    $2,839       $2,839
 Cost of revenue ..................     717       904          904
                                     ------    ------       ------
 Gross margin .....................     838     1,935        1,935
 Operating expenses ...............   1,638     2,281        2,281
                                     ------    ------       ------
 Loss from operations .............    (800)     (346)        (346)
 Other income (expense), net.......      31       (38)           5
                                     ------    ------       ------
 Net income (loss) ................  $ (769)   $ (384)      $ (341)
                                     ======    ======       ======
 Pro forma net loss per share......                         $ (.06)
                                                            ======
 Pro forma weighted average
  shares outstanding(3) ...........                          5,754
                                                            ======



                                                 AS OF DECEMBER 31,
                                 ---------------------------------------------------
                                    1993      1994      1995      1996       1997
                                 --------- --------- --------- ---------- ----------
BALANCE SHEET DATA(1)
 Cash ..........................  $    58   $   132   $1,328    $ 3,326    $  1,069
 Working capital (deficit) .....     (126)     (332)   1,017      2,248      (1,547)
 Total assets ..................      341       790    3,015      7,670       6,581
 Total liabilities .............      854       727      688      2,000       3,664
 Stockholders' equity ..........     (513)       63    2,327      5,670       2,917



                                                         PRO FORMA       PRO FORMA
                                  AT MARCH 31, 1998   MARCH 31, 1998   AS ADJUSTED(4)
                                 ------------------- ---------------- ---------------
BALANCE SHEET DATA(1)
 Cash ..........................      $     866         $     866         $19,041
 Working capital (deficit) .....         (1,909)           (1,909)         17,916
 Total assets ..................          7,315             7,315          25,489
 Total liabilities .............          4,777             4,777           3,126
 Stockholders' equity ..........          2,538             2,538          22,363



                                                        AS OF DECEMBER 31,
                                   ------------------------------------------------------------
                                     1993        1994         1995         1996         1997       AT MARCH 31, 1998
                                   --------   ----------   ----------   ----------   ----------   ------------------
OTHER OPERATING DATA(1)
 Markets Covered by Data-
  base .........................        2            3            4            9           14               14
 Counties Covered by Data-
  base .........................       15           16           42           56          120              120
 Number of Clients .............       59           88          204          542        1,123            1,328
 Billions of Square Feet in
  Database .....................      0.9          1.3          2.2          3.3          6.5              6.9
 Buildings in Database .........    9,955       12,775       24,822       43,520      112,335          122,199
 Images in Database ............    5,998       15,459       24,926       47,308       90,545          105,746

----------
(1) The statement of operations data and balance sheet data for 1993 through March 31, 1998 give effect to the contribution to the Company of all of the outstanding equity interests in its predecessors, RIGINC and RIGLP, in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each share of RIGINC or unit of RIGLP as if it had been consummated on January 1, 1993. Pro forma statement of operations data reflects the effect on financing charges of the Company as if the Offering had been consummated at the beginning of each period.

(2) Includes gain from sale of assets amounting to $893,000.

(3) Includes shares of the Company's predecessors converted at a rate of 3.03 shares per share of RIGINC or unit of RIGLP. Stock options and warrants outstanding have been excluded from the calculation because their effect is anti-dilutive.

(4) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company and the application of the net proceeds from the Offering. Additionally, reflects the use of proceeds for the repayment of the RIGLP line of credit of $1,000,000 and its subordinated debt to RIGINC totaling $650,000 (which sum was loaned to RIGINC by one of its stockholders). See "Certain Transactions."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements and Risk Factors." The following discussion also should be read in conjunction with the Selected Consolidated Financial Data and the historical financial statements and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW

     The Company is a leading provider of comprehensive, building-specific information to the United States commercial real estate industry and related industries. During the period from 1994 through 1997, the Company expanded the geographical coverage of its products and developed new products. This expansion included acquisitions made by the Company in 1996 and 1997 in Chicago and San Francisco, respectively. See "Business -- Overview." The Company currently generates positive cash flow from operations in each region that has operated for at least 18 months. Costs associated with the introduction of new products into these established regions may result in net losses in such regions in the future. Because of the Company's growth strategy, costs incurred in expanding into new regions and introducing new products to existing markets have resulted in substantial overall net losses and negative cash flow from operations. As each regional operation and each product becomes established, the revenue produced generally exceeds operating costs and generates profits and cash flow from operations. Management expects that proceeds from the Offering will be used primarily to continue the rapid expansion into new regions and the development and introduction of new products. Therefore, while existing regions are expected to grow in profitability and provide substantial funding for the business, the expansion is expected to generate substantial losses and negative cash flow from overall operations for at least the next two years.

     Approximately 95% of the Company's revenue in 1997 was derived from one-year to three-year contracts that generally renew automatically. Upon renewal, many of the contract rates increase automatically in accordance with contract provisions or as a result of renegotiation. The Company currently experiences CoStar contract renewal rates in excess of 90%. Clients pay contract fees on an annual, quarterly or monthly basis. The Company recognizes this revenue on a straight line basis beginning with the installation or renewal date over the life of the contract. Annual and quarterly advance payments result in deferred revenue, which substantially reduces the working capital requirements generated by the growth in the Company's accounts receivable. Approximately 5% of the Company's revenue in 1997 was derived from the sale of advertising products.

CONSOLIDATED RESULTS OF OPERATIONS OF THE COMPANY

   Consolidated Results of Operations

     The following table sets forth selected consolidated results of operations of the Company (in thousands of dollars and as a percentage of total revenue) for the periods indicated:


                                              1995                  1996                   1997
                                      -------------------- ---------------------- ----------------------
Revenue .............................  $2,062       100%    $  4,336       100%    $  7,900       100%
Cost of revenue .....................     931        45%       2,188        50%       3,413        43%
                                       ------       ---     --------       ---     --------       ---
Gross margin ........................   1,131        55%       2,148        50%       4,487        57%
Operating expenses
 Selling and marketing ..............     566        28%       2,712        63%       4,374        56%
 Software development ...............     248        12%         254         6%         395         5%
 General and administrative .........   1,180        57%       1,863        43%       3,017        38%
                                       ------       ---     --------       ---     --------       ---
Total operating expenses ............   1,994        97%       4,829       112%       7,786        99%
                                       ------       ---     --------       ---     --------       ---
Loss from operations ................    (863)      (42%)     (2,681)      (62%)     (3,299)      (42%)
Other income (expense) ..............      79         4%          49         1%          33         1%
                                       ------       ---     --------       ---     --------       ---
Net loss ............................  $ (784)      (38%)   $ (2,632)      (61%)   $ (3,266)      (41%)
                                       ======       ===     ========       ===     ========       ===




                                                    THREE MONTHS
                                                   ENDED MARCH 31,
                                      -----------------------------------------
                                              1997                 1998
                                      -------------------- --------------------
                                                     (UNAUDITED)

Revenue .............................  $1,555       100%    $2,839       100%
Cost of revenue .....................     717        46%       904        32%
                                       ------       ---     ------       ---
Gross margin ........................     838        54%     1,935        68%
Operating expenses
 Selling and marketing ..............     863        55%     1,264        45%
 Software development ...............     103         7%       118         4%
 General and administrative .........     672        43%       899        32%
                                       ------       ---     ------       ---
Total operating expenses ............   1,638       105%     2,281        81%
                                       ------       ---     ------       ---
Loss from operations ................    (800)      (51%)     (346)      (13%)
Other income (expense) ..............      31         2%       (38)       (1%)
                                       ------       ---     ------       ---
Net loss ............................  $ (769)      (49%)   $ (384)      (14%)
                                       ======       ===     ======       ===

   Comparison of March 31, 1997 and March 31, 1998

     Revenue. Revenue increased 83% from $1.6 million for the three months ended March 31, 1997 to $2.8 million for the three months ended March 31, 1998. This increase in revenue resulted principally from growth of CoStar in the established regions and growth in new regions entered during 1997. Advertising revenue increased 174% from $69,000 for the three months ended March 31, 1997 to $189,000 for the three months ended March 31, 1998. This increase reflects the expansion of the advertising product in the established regions.

     Gross margins. Gross margins increased 131% from $838,000 for the three months ended March 31, 1997 to $1.9 million for the three months ended March 31, 1998, improving from 54% to 68% of revenue, respectively. This increase resulted principally from the expanding revenue and profitability of the established regions, including Washington, D.C., New York, Los Angeles and Chicago.

     Selling and marketing expenses. Selling and marketing expenses increased 46% from $863,000 for the three months ended March 31, 1997 to $1.3 million for the three months ended March 31, 1998, but decreased as a percentage of revenue from 55% to 45%, respectively. Selling and marketing expenses increased as the company expanded its sales organization into new markets and developed and introduced new products to its existing client base.

     General and administrative expenses. General and administrative expenses increased 34% from $672,000 for the three months ended March 31, 1997 to $899,000 for the three months ended March 31, 1998, but decreased as a percent of revenue from 43% to 32%, respectively. General and administrative expenses increased due to additional personnel required to support an expanding organization and client base.

     Interest and other income (expense). Interest income decreased from $31,000 for the three months ended March 31, 1997 to an expense of $38,000 for the three months ended March 31, 1998 as a result of borrowing on lines of credit used to fund the operations of the Company.

   Comparison of 1997 and 1996

     Revenue. Revenue grew 84% from $4.3 million in 1996 to $7.9 million in 1997. This increase in revenue resulted principally from growth in the Company's client base in all regions of the country, expansion into new regions, expansion of product lines into existing regions, and introduction of new products. Revenue from regions considered established at December 31, 1997 grew from $4.3 million in 1996 to $7.3 million in 1997, an increase of 70%. A portion of this growth resulted from a full year of operation in the Chicago region in 1997, which the Company entered on April 1, 1996 through the acquisition of Chicago Resource, Inc. New regions entered and generating revenue during 1997 include San Francisco, through the purchase of 99.3% of the capital stock of NMS, Inc., and Philadelphia, both entered in the first quarter of 1997, and Boston, entered in the fourth quarter of 1997. Advertising revenue, generated primarily in established regions, increased 232% from $122,000 in 1996 to $405,000 in 1997, reflecting the initial impact of investments in the advertising product.

     Gross margins. Gross margins increased from $2.1 million in 1996 to $4.5 million in 1997, improving from 50% to 57% of revenue. This increase resulted principally from the expanding revenue and profitability of established regions, including Washington, D.C., New York, Los Angeles and Chicago.

     Selling and marketing expenses. Selling and marketing expenses increased 63% from $2.7 million in 1996 to $4.4 million in 1997, but decreased as a percentage of revenue from 63% in 1996 to 56% in 1997. Selling and marketing expenses increased as the Company expanded its sales organization into new markets and the Company invested in the development of the advertising sales area. Selling expenses declined as a percent of revenue due to sales growth during the year and the growing renewable contract base.

     General and administrative expenses. General and administrative expenses increased 58% from $1.9 million in 1996 to $3.0 million in 1997, but decreased as a percentage of revenue from 43% in 1996 to 38% in 1997. General and administrative expenses increased due to new hires required to support the expanding organization and client base, as well as increases in occupancy and communication costs. General and administrative expenses decreased as a percentage of revenue due to the Company's ability to leverage these expenses over its growing revenue.

     Interest and other income. Interest income increased from $30,000 in 1996 to $49,000 in 1997 due to higher average cash balances in 1997 resulting from a capital investment of $4.8 million in the Company in December 1996.

   Comparison of 1996 to 1995

     Revenue. Revenue increased 105% from $2.1 million in 1995 to $4.3 million in 1996. This increase in revenue resulted from rapid growth in the Company's client base, principally in the New York and Washington regions, which accounted for $1.2 million or 57% of the total growth, and the Company's expansion to new regions. New regions entered and generating revenue in 1996 included Chicago and Los Angeles.

     Gross margins. Gross margins increased from $1.1 million in 1995 to $2.1 million in 1996 due to the growth in revenue. However, expansion to new regions including Los Angeles and Chicago resulted in new operating costs, primarily the cost of compiling, researching and updating the Company's Database. These costs reached significant levels for each new region and product in advance of revenue growth. Gross margins as a percentage of revenue were therefore reduced from 55% in 1995 to 50% in 1996.

     Selling and marketing expenses. Selling expenses increased from $566,000 in 1995 to $2.7 million in 1996 as the Company substantially expanded its sales organization into new regions and enhanced its selling efforts in existing regions, particularly New York.

     General and administrative expenses. General and administrative expenses increased 58% from $1.2 million in 1995 to $1.9 million in 1996. This increase is due to hiring additional personnel required to support the expanding number of regions and growing client base.

     Interest and other income. Interest income decreased from $71,000 in 1995 to $30,000 in 1996 as a result of lower average cash balances in 1995.

 Consolidated Quarterly Results of Operations

     The following tables summarize the Company's consolidated results of operations on a quarterly basis for the periods indicated:


                                                   1996                                            1997
                             ------------------------------------------------ -----------------------------------------------
                               MAR. 31     JUNE 30    SEPT. 30     DEC. 31      MAR. 31      JUNE 30    SEPT. 30    DEC. 31
                             ----------- ----------- ---------- ------------- ----------- ------------ ---------- -----------
                                                                     ($ IN THOUSANDS)
Revenue ....................   $   725     $ 1,110    $ 1,210     $   1,291     $ 1,555     $  1,858    $ 2,074     $ 2,413
Cost of revenue ............       303         546        647           692         717          937        890         869
                               -------     -------    -------     ---------     -------     --------    -------     -------
Gross margin ...............       422         564        563           599         838          921      1,184       1,544
Operating expenses .........       794       1,196      1,211         1,628       1,638        1,966      1,998       2,184
                               -------     -------    -------     ---------     -------     --------    -------     -------
Loss from operations .......      (372)       (632)      (648)       (1,029)       (800)   ($  1,045)      (814)       (640)
Other income (expense) .....        14           5          4            26          31           17          3         (18)
                               -------     -------    -------     ---------     -------     --------    -------     -------
Net loss ...................   $  (358)    $  (627)   $  (644)    $  (1,003)    $  (769)    $ (1,028)   $  (811)    $  (658)
                               =======     =======    =======     =========     =======     ========    =======     =======



                                1998
                             ----------
                               MAR. 31
                             ----------
Revenue ....................   $2,839
Cost of revenue ............      904

                               ------
Gross margin ...............    1,935
Operating expenses .........    2,281
                               ------
Loss from operations .......     (346)
Other income (expense) .....      (38)
                               ------
Net loss ...................   $ (384)
                               ======


                                               1996                                     1997                      1998
                             ---------------------------------------- ---------------------------------------- ----------
                              MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31    MAR. 31
                             --------- --------- ---------- --------- --------- --------- ---------- --------- ----------
                                                    (AS A PERCENTAGE OF TOTAL REVENUE)

Revenue ....................    100%      100%       100%      100%      100%      100%       100%      100%       100%
Cost of revenue ............     42%       49%        53%       54%       46%       50%        43%       36%        32%
                                ---       ---        ---       ---       ---       ---        ---       ---        ---
Gross margin ...............     58%       51%        47%       46%       54%       50%        57%       64%        68%
Operating expenses .........    109%      108%       100%      126%      105%      106%        96%       91%        81%
                                ---       ---        ---       ---       ---       ---        ---       ---        ---
Loss from operations .......    (51%)     (57%)      (53%)     (80%)     (51%)     (56%)      (39%)     (27%)      (13%)
Other income (expense) .....      2%        0%         0%        2%        2%        1%         0%       (1%)       (1%)
                                ---       ---        ---       ---       ---       ---        ---       ---        ---
Net loss ...................    (49%)     (57%)      (53%)     (78%)     (49%)     (55%)      (39%)     (28%)      (14%)
                                ===       ===        ===       ===       ===       ===        ===       ===        ===

SUPPLEMENTAL REVENUE AND CONTRIBUTION MARGIN ANALYSIS OF ESTABLISHED REGIONS

     Since its inception, the development of the Company's business has required substantial investments for the expansion of products and establishment of operating regions, which has resulted in substantial net losses. These investments continue in certain regions, while other regions have become profitable. Additionally, existing profitable regions may experience reductions in profitability as a result of expansions in the scope of product offerings within the region.

     Due to the varying degrees of maturity of the Company's operating regions, management measures a region's performance in relation to the length of time the region has been in operation, along with the relative size of the region and its product offerings. Management believes that financial data for regions that have been in operation for at least 18 months subsequent to the initial release of products can provide relevant information as to the performance and profitability of the Company. Such regions are considered by management to be established, and generally provide substantial operating cash flows that are then invested into the development of new regions.

     As of March 31, 1998, the Company's operations in the following regions have been ongoing for more than eighteen months and are considered established:
Washington (includes Baltimore), Chicago, New York (includes Northern New Jersey, Long Island, Westchester, and Connecticut) and Los Angeles (includes Orange County). The following table sets forth supplemental quarterly financial information regarding the regions considered established as of March 31, 1998, which has been derived from the Company's unaudited interim financial statements. This information should be read in conjunction with the entire Prospectus and should not be considered in isolation or as an alternative to other financial measures. This information is not necessarily indicative of the results to be expected for any of the Company's other regions.

       QUARTERLY REVENUE AND CONTRIBUTION MARGIN OF ESTABLISHED REGIONS


                                                        1996

                                  ------------------------------------------------
                                   MAR. 31     JUNE 30     SEPT. 30      DEC. 31
                                  --------- ------------ ------------ ------------
                                                  ($ IN THOUSANDS)

Total revenue ...................  $  725     $  1,109     $  1,210     $  1,296
Operating costs(1) ..............     622        1,053        1,140        1,281
                                   ------     --------     --------     --------
EBITDA before general and
 administrative expenses(2) .....  $  103     $     56     $     70     $     15
                                   ======     ========     ========     ========
Contribution margin(3) ..........      14%           5%           6%           1%
                                   ------     --------     --------     --------




                                                         1997                             1998
                                  --------------------------------------------------- -----------
                                     MAR. 31      JUNE 30     SEPT. 30      DEC. 31     MAR. 31
                                  ------------ ------------ ------------ ------------ -----------
                                                   ($ IN THOUSANDS)

Total revenue ...................   $  1,518     $  1,712     $  1,894     $  2,144     $ 2,390
Operating costs(1) ..............      1,190        1,312        1,329        1,233       1,220
                                    --------     --------     --------     --------     -------
EBITDA before general and
 administrative expenses(2) .....   $    328     $    400     $    565     $    911     $ 1,170
                                    ========     ========     ========     ========     =======
Contribution margin(3) ..........         22%          23%          30%          42%         49%
                                    --------     --------     --------     --------     -------

----------
(1) Includes cost of revenues and operating expenses for each established region.

(2) Earnings before interest, taxes, depreciation and amortization ("EBITDA") shown here excludes allocation of the Company's general and administrative expenses. Management believes that EBITDA is an indicator of how established regions are performing. However, EBITDA should not be considered as an alternative to net income or loss (as an indicator of operating performance) or to cash flows generated from operating activities (as a measure of liquidity) determined in accordance with generally accepted accounting principles.

(3) EBITDA as a percentage of revenues.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has financed its operations through cash flow from established regions, the sale of partnership units and the establishment of credit lines with a bank and with a stockholder of the Company. Additionally, the Company receives advance payments from clients on a number of contracts, resulting in the generation of cash as reflected in deferred revenue balances of $969,000, $903,000, and $1.6 million as of December 31, 1996 and 1997 and March 31, 1998, respectively. Increases in accounts receivable due to sales growth expand working capital requirements and reliance on credit lines, but are substantially offset by deferred revenue. As a result of reduced losses and a significant increase in deferred revenue as of March 31, 1998, cash provided by operations for the three months ended March 31, 1998 was $22,000. The Company had a deficit in working capital at March 31, 1998 of $1.9 million, and continues to experience operating losses and negative cash flow as a result of its rapid expansion into new regions, while established regions continue to generate cash flow from operations.

     Net cash used in operating activities was $454,000, $1.8 million, and $2.2 million, in 1995, 1996, and 1997, respectively, as a result of the operating losses of the Company. Net cash used in investing activities amounted to $1.7 million in 1997, including the acquisition of NMS, Inc. and capitalized product development, including the cost of building photography, and fixed asset purchases, consisting principally of computer and office equipment. The Company currently has no material commitments for capital expenditures. Management believes that the Company's current resources and commitments for funding are adequate to support its current operations, and based on its current plans, the proceeds of the Offering combined with positive cash flow from the Company's established regions will be sufficient to fund its planned operations and expansion into new regions and products for at least the next two years.

     To date, the Company has generated substantial growth through the acquisition of other entities. The Company plans include further growth which may occur through the acquisition of other entities. Acquisitions may vary in size and could be material to the current operations of the Company. The Company expects that it will use cash, stock issuances, or other means of funding to effect such transactions.

     To date, the Company has operated as either a Subchapter S corporation or a limited partnership, and has not been subject to corporate income taxes. Currently, the Company is a taxable entity. Although the Company has experienced losses to date, future profitability, to the extent it is not offset by the benefits of loss carryforwards, would result in income tax liabilities. The Company does not expect to benefit substantially from tax loss carry forwards generated prior to its formation.

     Management does not believe the impact of inflation has significantly affected the Company's operations. Management does not anticipate that the Year 2000 will have a significant impact on its information systems or result in a significant commitment of resources to resolve potential problems associated with this event.

                                    BUSINESS

OVERVIEW

     The Company is a leading provider of comprehensive, building-specific information to the United States commercial real estate industry and related industries. The Company has created a proprietary Database, through internal development and strategic acquisitions, that the Company believes is significantly more comprehensive, accurate and up-to-date than any other database of information detailing office and industrial space in the United States. The Database includes hundreds of data fields providing substantive information as well as digitized photographs and floor plan images on individual commercial buildings in the Company's markets. The Database tracks over 6.9 billion square feet of office and industrial space in more than 122,000 buildings. The Database also contains detailed information on 76,000 tenants and 14,000 buildings for sale (with an aggregate asking price in excess of $15.0 billion). In addition, the Company has developed a portfolio of multimedia software products with Internet connectivity that allows clients to access the Database and from which the Company generates revenue in each of its markets.

     The Company is the market leader in providing comprehensive office and industrial real estate information in 7 of the 10 largest United States metropolitan areas. After establishing the Database and software products in the Washington, D.C. metropolitan area, the Company expanded to Baltimore (1992), and thereafter to New York City (1994), Westchester County, Long Island and Northern New Jersey (1995), Los Angeles, Orange County and Chicago (1996), and Philadelphia, San Francisco and Boston (1997). The Company plans to continue its aggressive geographic expansion in the United States and in select international markets. The Company is presently evaluating a number of potential new markets and has signed agreements to allow it to expand to Sacramento during the third quarter of 1998. In most instances, the leading office and industrial real estate brokerage firms in a new market have become the Company's clients within six months of entry. The Company currently generates positive cash flow from operations in each regional market in which it has operated for at least 18 months.

     The Company's clients access the Database using the Company's multimedia software products. These software products include (i) CoStar, a product primarily intended for office and industrial real estate professionals which allows them to use the Database to analyze leasing options, market conditions and competitive property positions, and to produce multimedia presentations, and
(ii) CrosTrac, a product primarily intended for participants in the office real estate industry which allows them to identify the most likely tenants to fill space vacancies, to find tenants needing representation for their space needs, and for business-to-business marketing. The Company also derives significant revenue from Interactive Advertising. Interactive Advertising provides clients with a means of direct access to real estate professionals by allowing placement of advertisements of properties for lease or sale, directly in the Company's software products and on the Company's web site. The Company is also developing several new products to allow clients to better utilize the Database, including specialized reports and CoStar I/S, a software product that will provide extended detail on office and industrial properties offered for sale.

INDUSTRY BACKGROUND

     According to the Federal Reserve, the inventory of commercial real estate in the United States has been valued at approximately $3.3 trillion. The Company estimates that the value of annual transactions for the sale and lease of office and industrial real estate in the United States was $175 billion in 1997. The Company believes that the market for office and industrial real estate information, though undefined today, is vast based on the volume and value of commercial real estate transactions and the large number of parties involved in such transactions. Comprehensive and reliable information is a critical component of all transactions in the commercial real estate industry. To effect these transactions, real estate brokers representing lessors and tenants, and buyers and sellers need comprehensive, accurate and consistent building-specific information to enable them to advise their clients. A study by an independent consulting firm commissioned by the Company found that commercial real estate professionals spend 40% of their work day collecting and analyzing information on the real estate market. In the United States there are currently an estimated 160,000 commercial real estate firms.

     The importance of accurate, property-specific information to a broker's business translates both into time (as indicated by the consulting firm's study) and money. Traditionally, large brokerage firms maintained their own research departments to catalogue buildings, space availabilities, properties for sale, market statistics, and other building specific information. Smaller brokerage firms, unable to afford their own research departments, would periodically research the market in response to client requests. Each firm also spent significant resources adapting or developing software to analyze the information it had independently gathered. This fragmented approach resulted in duplication of effort in the collection and analysis of information, excessive internal costs, non-standard data with varying degrees of accuracy and comprehensiveness and, especially for smaller firms, a large information gap. From its inception, the Company has sought to consolidate research and software development efforts and spread the costs of such efforts over all its clients in order to deliver more comprehensive, accurate and timely information than any single client could obtain through its individual efforts.

COMPETITIVE ADVANTAGES

     The Company believes that it has a number of competitive advantages relative to its actual and potential competitors including:

     o Comprehensive Proprietary Database. The Company's Database is the accumulation of more than ten years of data collection by the Company. This effort includes both direct data collection by the Company and the acquisition of various real estate information providers in various markets who themselves expended significant effort building their databases. The Database tracks over 6.9 billion square feet of office and industrial inventory and 76,000 tenants. The Database also includes photographs of more than 70,000 buildings, believed by the Company to be the largest library of digitized building photographs in existence. The Database is supported and maintained by one of the largest office and industrial real estate listings research staffs in the nation. Whereas the Company's Database costs are mostly related to maintaining the accuracy, currency and integrity of the Database and expanding the Database to cover new markets, the Company believes that any new competitor would have to make substantial expenditures over a number of years to develop a database as comprehensive as the Database.

     o Full Service Software and Data Solutions. As the result of numerous upgrades over the last several years, the Company's software products have become a high value-added tool for its clients by providing them with full-service solutions to their needs. Through continuous feedback from clients and a highly sophisticated software platform, the Company has improved its software products to service more of its clients' needs. The Company believes that, because of its size and experience, it will be able to maintain and upgrade this software at a lower cost per client compared to its competitors.

     o First to Capitalize on Outsourcing Trend. During the 1990s, many of the Company's clients began outsourcing the collection and assembly of commercial real estate data. A portion of the Company's Database was developed with data contributed by clients that had outsourced their real estate information needs to the Company. In addition, most of the databases that were contributed to the Company no longer exist, as the firms that originally built them (and provided them to the Company) ceased maintaining them when they subscribed to the Company's products and services. As a result, the Company believes that it would be difficult for any new competitor to duplicate this process.

     o Standardization on Company Products. Many of the Company's clients have standardized their internal reporting systems on the Company's proprietary data structures. Users of the Company's software have invested significant time mastering the Company's products and understanding its methodologies, so that the Company's clients are likely reluctant to change information suppliers. In addition, a growing number of prominent print and other media outlets are routinely citing the Company as a source for office and industrial real estate data.

     o Resources to Enter Markets Efficiently. The Company's market coverage, size and experience with geographic expansion allow it to expand rapidly into new markets at a relatively low cost compared to its competitors. New market entry is facilitated because, prior to entry, the Company already has the Database, software products that use the Database, established research and data collection procedures, existing administrative infrastructure, and marketing and sales procedures that have been successful in other markets.

     o Sole National Information Provider. The Company is the only provider of uniform, up-to-date and comprehensive data in all of the major markets encompassed by the Database. As a result, the Company has the unique ability to offer significant multi-market real estate information for those markets to national clients who find value in purchasing uniformly-presented data.

     o Relationships with Key Clients. As a result of the Company's presence in the seven regions it currently serves, it has developed long-standing formal and informal relationships with key participants in the office and industrial real estate market. The Company is able to capitalize on these relationships when entering new markets and when expanding product lines in existing markets.

STRATEGY

     Building upon its competitive advantages, the Company's objective is to become the preeminent provider of building-specific information to the commercial real estate industry and related industries in the United States and select international markets. The principal components of the Company's strategy are:

     o Maintain and Improve the Database. Management believes that the Database is the most comprehensive database of building-specific office and industrial real estate information available today. The Company intends to maintain this leading position by continuing to expand the Database's coverage and by constantly auditing and improving the Company's model for collecting the data underlying the Database to ensure it remains comprehensive and reliable.

     o Maintain Technology Leadership. The Company intends to provide ongoing upgrades of its software products to incorporate advances in technology and to provide features and advantages to facilitate ease of use and flexibility for the Company's clients.

     o Enter New Markets. The Company plans to continue its aggressive geographic expansion in the United States and select international markets. The Company, independently, or in connection with strategic acquisitions of local providers, intends to gain an initial foothold in each new target market with one of the Company's products, and then over time, introduce all of its products in that target market. In order to accomplish this, the Company intends to first expand the Database to include substantially more comprehensive information on office and industrial buildings in the target market than any competitor in that market. The Company believes that favorable references from reputable clients in established markets will enable the Company to accelerate the rate at which it can gain market acceptance in newly entered regions.

     o Increase Market Penetration and Revenue in Established Markets. The Company believes that substantial opportunities exist in its established markets to both attract new clients and increase its revenue from existing clients. The Company also seeks to increase revenue from existing clients by increasing the performance and use of the Company's existing products. In addition, the Company has not yet introduced all its products in all of its markets. Over the next several years, the Company intends to increase revenue by introducing its full complement of its products in all of its markets.

     o Introduce New Products to Satisfy Existing Client Needs and Reach New Clients. The Company believes its Database contains a wealth of information that can be packaged to create an array of new products, several of which are currently under development. Management intends to sell these new products to satisfy both existing client needs and attract new clients. The Company also intends to attract new clients by expanding its Database to cover additional segments of the commercial real estate industry (such as retail, multi-family and hotels).

THE DATABASE

     The Company believes that the Database is the largest and most sophisticated database of office and industrial real estate information available today. It is the basis for all of the Company's products and services. This highly complex database is a real-time information system comprised of more than 100 inter-related tables, containing hundreds of data fields of information. The data fields tracked include such categories as: location, site and zoning information; building characteristics; space availabilities; tax assessments; ownership; sale comparables; mortgage and deed information; for-sale information; and income and expense histories.

     The Database is the result of more than ten years of research by the Company. It tracks more than 6.9 billion square feet of office and industrial inventory in more than 122,000 buildings and 1.3 billion square feet of available space on a floor-by-floor, suite-by-suite level in increments as small as 100 square feet. The Database archives valuable historical information such as leasing, occupancy, rental rate and ownership histories. It also contains detailed information on more than 32,000 commercial real estate companies that own, lease and manage properties tracked by the Company. In addition, the Company actively tracks 76,000 tenants and thousands of lease transactions.

     The Database also includes 105,000 building photographs, aerial photographs and floor plans. The Company believes this is the largest library of digitally stored property photographs in existence. These images were collected over a ten year period by dozens of staff and contract architectural photographers nationwide.

DATA COLLECTION

     The Company has developed a highly evolved data collection organization, made up of a unique combination of researchers, management systems, computer and communications hardware, and software systems.

     Research. The Company has over 95 researchers collecting and analyzing office and industrial real estate information. The Company's research department updates, on a monthly basis, the majority of the more than 122,000 buildings tracked, through over 500,000 phone calls a year, e-mails, faxes, field inspections, news monitoring and direct mail.

     The Company puts every new employee through an extensive training program to maintain a consistent research process. New employees must pass a series of examinations developed by the Company to ensure their technical proficiency in office and industrial real estate, as well as in the Company's internal data collection systems, which are described in greater detail below. The Company's research department is structured into geographic teams of Research Analysts, each led by a Research Manager. This team structure creates opportunities for upward employee mobility and provides the Company with the flexibility to easily redeploy research resources to cover new markets.

     Management and Quality Control Systems. The Company has established both automated and non-automated controls to manage the data collection process and to ensure its integrity. Automated measures such as the Contact Management System (CMS) track every contact with individuals and firms in the Database and allow researchers to set call-backs for future data updates. There are a large number of automated data quality tests that check for potential errors including contiguous space, occupancy date conflicts, available square footage greater than building area, typical floor greater than land area, and expired leases.

     The Company employs regular non-automated quality control measures as well, monitoring items such as the number of images scanned and photographs taken, to the number of tenants canvassed by tenant canvassers and the number of news stories submitted by researchers. The Company performs regular auditing of all research to check for data accuracy, completeness and quality. Audit methods include calling the leasing contact on properties recently updated to re-verify information collected or reviewing commercial real estate periodicals and newspapers for transactions to determine whether they are reflected in the Database. Field research is performed to determine if buildings were canvassed correctly and to determine if any buildings were missed.

     Finally, one of the most important and effective quality control measures is feedback from the thousands of commercial real estate professionals that use the Company's data every day. The Company regularly surveys clients regarding data quality and uses this information to target areas for improvement and to obtain early warnings about any problem areas.

     Computer and Communications Hardware. The Company maintains six Novell and/or Windows NT servers in support of the Database and a national internal frame relay network to allow remote researchers real-time access to the Database. The servers are in a secured, firewall-protected environment. The Company also maintains redundant drive arrays and stockpiles hardware spare parts to minimize potential system downtime. The Company stores full data back-ups off site and is evaluating implementing fully-redundant server capacity following the Offering.

     Software Systems. The Company uses client server software to manage the Company's internal data collection. In addition, the Company's own systems software has been developed over ten years and contains over 250,000 lines of code. This software enables the Company to continuously improve data integrity and research productivity even as the volume of data tracked has grown exponentially. The system has four primary functions: collecting building-specific data, tracking companies and individuals, facilitating the Company's operations and distributing data.

     o Collects Building-Specific Data. Researchers can add or change data relating to buildings, space available for lease, buildings for sale, lease and sale comparables, and other historical data. The system goes well beyond simple data entry. It demands that researchers account for every square foot of available space they add, delete, or modify in the Database. It enforces commercial real estate business guidelines and compels the researcher to record and reconcile available space adjustments in vacancy and occupancy much like making offsetting entries in a general ledger. Though the number of data fields on a specific building has increased dramatically, the system has allowed average researcher productivity to double over the last five years through increased automation. The system enforces referential integrity by ensuring that changes made in one area of the Database are consistent with all related areas of the Database and utilizes comprehensive audit trails to allow management to understand how and why changes were made and by whom. The system is scalable to allow for continued growth in the size of the Database.

     o Tracks Companies and Individuals Associated with Commercial Real Estate. The system tracks brokerage firms, tenants, owners, property managers, developers, architects and many others. The system allows employees to track contact and call histories and set automated and manual call-backs. This second function of the Company's software systems is highly integrated with the first. For example, it transforms available space listing updates into actual tenant and tenant deal transaction information.

     o Facilitates the Company's Operations. The Company's software systems are utilized by the Company internally in a number of areas including sales, marketing, customer service, administration and accounting. For example, a new leasing agent entered in the system by a researcher is automatically flagged on the sales representative's system as a sales prospect. Later, this same leasing agent may be identified in a query by the marketing department as a direct mail target. After that leasing agent becomes a client, customer service will schedule installation and manage ongoing data delivery through this same system. Finally, the accounting department will handle contract management and accounts receivable communications, all within this same integrated system.

     o Distributes Data. The software system automates packaging and delivery of subsets of the Database for client use. This is accomplished through a series of nightly, automated, triggered events. Quality control reports are generated for management, redundant online backups are made and database subsets are compressed for more efficient distribution. Finally, the Database subsets are transported over the Internet to client systems.

PRODUCTS AND SERVICES

     The Company has developed advanced proprietary software products utilizing its Database. These products use sophisticated Windows-based programs with Internet connectivity to access the Company's Database and present information in a variety of formats.

     CoStar. Introduced in 1991, CoStar is a software product heavily utilized by commercial real estate brokers and increasingly used by building owners, investors and lenders and by goods and service providers such as telecommunications providers, insurance companies and building services vendors. CoStar allows access to utilize the Database to research leasing options, analyze market conditions and competitive property positions, keep abreast of industry news, and produce multimedia client presentations.

     The Company's clients use CoStar to find leasing options in office and industrial buildings. The user can query the Database with any combination of pertinent criteria, combining any of approximately one hundred CoStar data fields from categories such building size, location, building characteristics, space availabilities, ownership, or sales comparables. For example, if a CoStar user needs to find an office suite of 5,000 square feet in a high quality building in one of two specific submarkets, the client simply enters these requirements into CoStar and initiates a query. CoStar then searches through hundreds of millions of square feet of space in seconds to find all the available space meeting the search criteria.

     The Company's clients also use CoStar to analyze market conditions by calculating up-to-the-minute vacancy rates, absorption rates, or average rental rates. This allows clients to gauge supply and demand balance and track market trends. Clients can also keep abreast of their competitor's market share and how competitors are positioning their properties. In addition, CoStar has a newswire feature that keeps clients informed of late breaking commercial real estate news such as major deals signed, acquisitions, ground breakings and other features.

     CoStar allows users to create professional client presentations complete with high-resolution, digital color photographs and aerials of commercial buildings in minutes using a desktop computer and color printer. CoStar further details space availability by providing digital floor-plans indicating "as-built" conditions or typical floors. The user can select from over 50 customizable reports, presenting space availability, comparable sales, tenant activity, market statistics, photographs and floor plans. Preliminary space planning can also be performed on CoStar's floor-plans to help determine feasibility and use. The user can export and edit reports, photos, and floor plans in popular software packages like Microsoft Word, Power Point, WordPerfect, Excel, or Lotus 123. CoStar reports can be edited in Microsoft Word or WordPerfect for Windows to easily customize and print presentations.

     CrosTrac. Introduced in 1996, CrosTrac is a software product that delivers detailed information profiling the tenants occupying office buildings to a wide variety of commercial real estate and other clients. Building owners rely upon the product as do commercial real estate brokers, providers of goods and services to building tenants, and providers of goods and services to building owners. These clients use the Database to identify and target the most likely tenants to lease space, to understand trends and the demand for commercial real estate, to identify and target the tenants most likely to need representation for their real estate requirements, and to identify and target the tenants most likely to buy a particular vendor's goods and services.

     Commercial real estate professionals use CrosTrac to identify and target the tenants most likely to fill their space vacancies. For example, if a client owns or represents a high quality building in a certain area with an upcoming vacancy of 5,000 square feet, the client might enter two queries to develop both a list of prospects for direct mail marketing and a more focused list for telemarketing. For the first broad list, the client might query for all tenants with leases expiring within the next year who occupy 3,000 to 7,000 square feet of space in buildings that are within the same general area as the client's building. Within seconds, CrosTrac might identify several hundred prospective tenants from a list of tens of thousands of tenants and enable the client to print labels for a mailing to these prospects. For the second, more focused list, the client might use the same query as before, but add a parameter restricting the list to those firms with SIC classifications typically found in high quality buildings, such as law firms or investment banking firms. With the resulting more focused list of dozens of prospective tenants, the client might use CrosTrac's call tracking features and data collection features to assist them in telemarketing the list.

     The Company's other clients use CrosTrac to identify and target the tenants most likely to purchase goods and services from the client. For example, companies are more likely to make significant purchases in connection with a move. A furniture vendor specializing in selling economy furniture to mid-size companies therefore might use CrosTrac to query for all tenants who have, for ten years or more, occupied 10,000 to 20,000 square feet in mid-quality buildings and who are moving or who have recently moved into larger spaces. Within seconds, CrosTrac provides the client with a list of prospective firms most likely to need new or additional economy furniture. Before the furniture vendor contacts these prospects, the vendor can learn more about the prospects by using the web home page addresses of the prospects that are stored in CrosTrac and CrosTrac's ability to call up those web pages.

     Interactive Advertising. In 1997, the Company began to derive significant revenue from the advertising of office and industrial real estate buildings for sale or lease on its software products. In the past, few effective vehicles for targeted marketing of office and industrial properties existed. For owners and agents representing buildings for lease or sale, reaching potential tenants directly was not effective because the tenants generally deferred to their commercial real estate broker to create the short lists of properties for them to consider. Brokers were difficult to reach with traditional marketing tools like advertising and direct mail, advertising was hindered because brokers did not rely on any single information source when researching properties for their clients, and direct mail also had limited effectiveness because brokers were deluged with marketing material.

     Computerized information systems such as the Company's array of software products have significantly diminished the Company's clients' reliance on printed directories and materials. The Company introduced Interactive Advertising for its CoStar system as well as its web site to take advantage of this new trend toward electronic delivery and analysis of information. The Company's clients are made up in large part of commercial real estate professionals, who are normally the targeted market for advertisers. Since these professionals generally use the Company's products regularly, advertisers are realizing an opportunity to market in a more targeted fashion than previously possible. The multimedia aspects of the Company's products and web site permit multiple images, text and relevant information about a property for sale or lease to be delivered instantly to the user.

     Each time a user performs a search, looks up a building, views a photograph or completes another task on one of the Company's products, a new interactive advertisement appears on a portion of the screen. If interested, the user can directly access further information on the property from the Company's Database. Full screen ads contain any combination of information, created and enhanced by professionally designed graphics. This includes floor plans, maps, photos, aerials or illustrations. On average, the Company believes an advertisement appears on one of its software products approximately 20 times per month. Interactive ads also appear on the Company's web site.

CLIENTS

     Real  estate  brokers  currently  comprise  a  significant  portion  of the
Company's clients and are the most active users of the Database. Other participants in the commercial real estate industry also require various subsets of the building-specific information found in the Database. Owners and investors are a significant and growing portion of the Company's client base and include institutions, banks, mortgage lenders, REITs, asset managers, investment banks and securities analysts. Another large and growing type of client is providers of goods and services to buildings and tenants such as property managers, developers, construction firms, architects, appraisers, building services vendors, tenant services vendors, telecommunication providers, office furniture vendors, space planners, insurance companies, utilities and moving companies. Public service agencies at the federal state and local level are also among the Company's clients, such as economic development agencies, the Federal Reserve, and the General Services Administration.

     The Company has over 1,300 clients, including leaders of the commercial real estate industry such as CB Commercial Real Estate Group, Inc., Grubb & Ellis, Merrill Lynch & Co., Julien J. Studley, Inc. and LaSalle Partners, Inc. Many of these national companies have multi-year, multi-market contracts with the Company. These multi-market contracts strengthen the Company's role within the industry and ease the Company's entry into new markets by providing an initial client base. In many instances, the Company's entry into new markets has been facilitated by demand from these leaders of the commercial real estate industry. No one client accounts for more than 5% of the Company's revenue and during the past five years, the Company's contract renewal rate has exceeded 90%.

SALES AND MARKETING

     The Company sells its products through its own sales force, which is located at its Bethesda headquarters and at regional offices in each of the metropolitan areas in which the Company offers its products. All sales personnel have experience in the commercial real estate industry, so that they are able to position and employ the Company's products to create maximum value for each client's unique situation.

     The Company has developed a multi-faceted marketing strategy that takes full advantage of the Database to effectively target its direct mail, advertising, trade show and public relations efforts. The Company uses the Database to identify and target the industry leaders in each of the markets it enters. The Company then builds upon this initial base through direct mailings, public relations and print advertising.

     The Company is developing sales and marketing methods that achieve meaningful penetration in a new market within three months of entry. The Company is creating two specialized teams within its sales organization. The first is the National Sales Group, which places experienced account executives in new markets to make the first introductions. The second is a centralized Outbound Telemarketing Group, which has allowed the Company to leverage the time and experience of veteran senior-level sales people at a far lower cost than the incremental addition of new sales people. These sales resources also enable the Company to respond rapidly to competitive shifts in the marketplace, as their focus can quickly be shifted to different geographic areas or products as needed.

     The Company has won several national awards over the last two years as a result of its in-house Marketing Group. The Company was the National Association of Industrial and Office Properties ("NAIOP") 1996 winner "Best Single Ad to Promote a Company," the 1997 1st Place winner "Ad Campaign to Promote a Company" for New York CoStar and the 1998 1st Place & Grand Award winner "Electronic Marketing" for the Company's web site. The Company's web site has received numerous awards including the NAIOP 1997 Grand Award in Electronic Marketing, the National Real Estate Investor/Internet Review Online Site of the Week, PikeNet 5-Star Superior Site Award, and the Web Marketing Association's Standard of Excellence Web Award.

     As part of its marketing strategy, the Company seeks to make its products integral to its clients' transaction decision support processes. Therefore, unlike services that charge fees based in whole or in part on actual system usage time, the Company charges fixed monthly amounts which vary among clients based on the number of sites, organization size and number of accessible databases and other services to which a client subscribes. The Company believes this pricing policy encourages clients to use the Company's products regularly. Although the Company's subscription charges are quoted to clients in annual amounts, revenue is recognized on a monthly basis.

     The basic CoStar contract consists of: (i) database including fundamental property and space availability data; (ii) local commercial real estate news and basic market statistics; (iii) basic application package with research and analytical capabilities; and (iv) client support and training. Additional components, such as additional data classes (office or industrial), other geographic areas, tenant information, and image databases, are available at additional cost. Over 80% of existing clients of the Company subscribe to additional components, the most popular of which are image databases and additional data classes.

COMPETITION

     The market for information systems and services generally is competitive and rapidly changing. In the real estate industry, the principal competitive factors are the quality and depth of the underlying databases, the proprietary nature of methodologies, databases and technical resources, the usefulness of the data and reports generated by the software, client service and support, compatibility with the client's existing information systems, potential for product enhancement, vendor reputation, price and the effectiveness of marketing and sales efforts.

     The Company has been in competition for many years with Black's Guide in Washington, Northern New Jersey and Los Angeles. Black's Guide primarily provides information through the print media but has periodically attempted to develop computer-delivered products and services competitive with those of the Company. In July 1996, Black's Guide, previously owned by McGraw-Hill Company and then by a group including CDA Technologies and Thompson Publishing Company, or their affiliates, was sold to Teleres, a joint venture between Dow Jones & Company, Inc. and Aegon (a Dutch insurance company). That joint venture targeted the investment and financial analyst community, through a product called "Teleres-Pro," that targeted primarily portfolio managers, and secondarily brokers and appraisers. In August 1997, the joint venture terminated, discharged its employees and returned Black's database to Black's Guide. In November 1997, Black's Guide reportedly entered into an arrangement, the terms of which are not known to the Company, with ReLocate, Inc. ReLocate, Inc. provides a database product that competes with the Company's product in New York City, Philadelphia and Boston. Further competition may result from that venture. Jamison Research, Inc. ("Jamison") is a commercial real estate information provider based in Atlanta that expanded into the Dallas region in 1995. On February 17, 1998, the Company entered into an agreement to acquire Jamison that was contingent on the consummation of the Offering. The parties subsequently terminated this agreement because of accounting issues associated with the concurrent purchase of Jamison and the consolidation of RIGINC and RIGLP with the Company, and have no agreement or understanding on whether to effect a merger or acquisition after the Offering. Other competitors include: Smith's Guide and ILS in Orange County and the Association of Industrial Realtors in Los Angeles, CA; Loopnet Venture, Inc. which provides an Internet based listing service; Leasetrends, a firm specializing in tenant information for Midwestern markets, Denver and South Florida; and Comps, Inc., a company that currently provides comparable data for commercial real estate sales, may develop a product that competes with the Company. In addition, there are a number of firms with which the Company expects to compete as it expands into their areas. Other ventures may develop from which the Company will face competition.

     While the Company faces competitors in individual markets, the Company believes that it does not presently face competition from any Company on a national basis. The Company has successfully competed with companies having greater financial, product development, technical and marketing resources than the Company with which to develop competitive databases, software and systems and other similar competitors may arise in the future. The Company faces significant indirect competition from internal information services at some office and industrial brokerage firms, many of which developed their own databases. As the market for support systems develops, additional competitors may enter the market and competition may intensify. While the Company believes that it has successfully differentiated itself from competitors, there can be no assurance that future competition would not have a material adverse effect on the Company.

PROPRIETARY RIGHTS

     The Company depends upon a combination of trade secret and copyright laws, nondisclosure and other contractual provisions and technical measures to protect its proprietary rights in its methodologies, Database and software. The Company has not filed any patent applications covering its methodologies and software. The Company distributes its software products under agreements that grant clients non-exclusive licenses and contain terms and conditions restricting the disclosure and use of its Database or software and prohibiting the unauthorized reproduction or transfer of its products. The products also include technical measures to prevent unauthorized copying. In addition, the Company attempts to protect the secrecy of its proprietary Database and other trade secrets and proprietary information through agreements with employees and consultants.

     The Company also seeks to protect the source code of its software and its Database as trade secrets and under copyright law. Although copyright registration is not a pre-requisite for copyright protection, the Company has copyright registrations for certain of its software, user manuals and, portions of its Database. While the arrangement and selection of data are protectible, the actual data may not be, and others may be free to create databases that perform the same function. The Company believes, however, that the creation of competing databases would be very time-consuming and costly.

     The Company has filed applications for the "CoStar" and "CrosTrac" marks in the United States, Canada and the United Kingdom and expects examination of such marks in due course. The Company believes that it has developed substantial goodwill in connection with these marks as an indicator of quality products and services.

     The Company believes that, aside from the various legal protections of its proprietary information and technologies, factors such as the technological and creative skills of its personnel and its ongoing reliable product maintenance and support are integral to establishing and maintaining its leadership position within the real estate industry due to the rapid pace of innovation within the software industry.

EMPLOYEES

     As of March 31, 1998, the Company employed a total of 145 full-time employees, including over 95 researchers and 21 sales and marketing employees. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes that its employee relations are excellent.

FACILITIES

     The Company's corporate offices occupy approximately 21,000 square feet in Bethesda, Maryland, under leases and subleases expiring June 30, 2000. In addition to its corporate offices, the Company leases office space in the following cities: New York; Los Angeles; Elmhurst, Illinois; San Francisco; Boston; Newport Beach; and Philadelphia. Aggregate lease payments for the Company for the year ended December 31, 1997 were approximately $766,000.

LEGAL PROCEEDINGS

     The Company has been involved from time to time in lawsuits incidental to its business. The Company is not currently subject to, and none of its properties is subject to, any material legal proceedings.

                                   MANAGEMENT

                EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY


                                               YEARS
                                                 OF
               NAME                   AGE     SERVICE                        POSITION
----------------------------------   -----   ---------   ------------------------------------------------

Michael R. Klein .................    56        11       Chairman of the Board of Directors
Andrew C. Florance ...............    35        11       Chief Executive Officer, President and Director
Frank A. Carchedi ................    40         1       Chief Financial Officer
Curtis M. Ricketts ...............    35         3       Senior Vice President of Sales and Marketing
David M. Schaffel ................    36         9       Vice President of Product Development
Dean Violagis ....................    30         8       Vice President of Research
Robert J. Caulfield, Jr. .........    42         0       Vice President of Sales
David Bonderman ..................    55         3       Director
Warren H. Haber ..................    56         3       Director
John Simon .......................    53         2       Director
Lanning Macfarland III ...........    44         2       Director

     Michael R. Klein is a founder and has been Chairman of the Board of Directors of the Company Since 1987. He has been, since 1974, a partner of the law firm Wilmer, Cutler & Pickering, based in Washington, D.C., where he is a member of its five person management committee. Over the past five years he has served as a member of the board of directors (and Audit Committee Chairman) of both National Education Corporation and Steck-Vaughn Publishing Corporation and as a director (and member of the Executive Committee) of Perini Corporation. In 1990 to 1991, on leave from his law firm, he served as the Chief Administrative Officer and Vice Chairman of the Board of Directors of Republic Waste Industries (now known as Republic Industries), Inc.

     Andrew C. Florance is a founder of the Company and has served as President and as a Director since 1987 and as Chief Executive Officer since 1995. Prior to founding the Company, Mr. Florance was President of its predecessor company, Real Estate Infonet, a real estate public records publishing operation, from 1985 to 1987. Mr. Florance held primary responsibility for developing the first generation software products for Federal Filings, a 13-D tracking service, which was later acquired by Dow Jones. Mr. Florance was a co-founder of an industry trade association (REI-NEX) and served on its board from 1993-96. Mr. Florance also served on the focus group responsible for developing the concepts related to the Federal government's use of real estate in Vice President Gore's National Performance Review. Mr. Florance is a graduate of Princeton University with a degree in economics.

     Frank A. Carchedi, Chief Financial Officer, joined the Company in May 1997, from ITC Learning Corporation, a publicly held publisher and distributor of multi-media training products, at which he had been Vice President, Treasurer and Chief Financial Officer since 1995. Prior to that, Mr. Carchedi was with Ernst & Young, LLP for ten years, most recently as a consultant in the firm's New York Merger and Acquisitions Group and its Entrepreneurial Services Group in Washington, D.C. He received a B.S. in accounting from Wake Forest University.

     Curtis M. Ricketts, Senior Vice President of Sales and Marketing, joined the Company as the Vice President of Sales and Marketing in December 1994. Prior to joining the Company, Mr. Ricketts spent six years as an officer of the Carey Winston Company, the largest office and industrial real estate services firm in the Washington-Baltimore region. Mr. Ricketts served as a broker and as the chief financial analyst for the firm's office and industrial brokerage and advisory divisions, but was also responsible for new technology.

     David M. Schaffel, Vice President of Product Development, has been with the Company since 1989. Mr. Schaffel is responsible for the design, development, and maintenance of the Company's software products as well as any new products. From 1987 until joining the Company, Mr. Schaffel was President of Biscayne Technical Services, Inc., where he developed a logistics tracking application for the United States Air Force. Mr. Schaffel received a Masters of Science -- Operations Research/Statistics from the University of Miami and a Bachelor of Science in Business from the University of Florida.

     Dean Violagis, Vice President of Research, is responsible for the Company's research department, of which he has been a manager since 1989. The majority of the Company employees report to Mr. Violagis through three research team leaders. Mr. Violagis received a B.A. in Real Estate Finance from the American University in Washington, D.C.

     Robert J. Caulfield, Jr., Vice President of Sales. Prior to joining the Company in 1998, Mr. Caulfield was Director of Sales and Business Manger of the Southeast District of Reuters America, Inc. from 1988 to 1998, where he managed a media sales unit. Prior to joining Reuters, he was a marketing manager of Southern California Technology Executives Network. He received a B.S. in Marketing from Villanova University and his M.B.A. in International Marketing from The George Washington University.

     David Bonderman is a principal of Texas Pacific Group and an indirect general partner of TPG Partners I, L.P. and TPG Partners II, L.P. Prior to forming Texas Pacific Group, Inc., Mr. Bonderman served as Vice President and Chief Operating Officer of Keystone, Inc. (formerly the Robert M. Bass Group, Inc.) from July 1983 to August 1992. Mr. Bonderman was a partner in the law firm of Arnold & Porter from 1971 to 1983. Mr. Bonderman currently serves on the boards of directors of Continental Airlines, Inc., Bell and Howell Company, Ducati Motorcycles S.p.A., Beringer Wine Estates, Denbury Resources, Inc., Ryanair, P.L.C., Washington Mutual, Inc., and Virgin Entertainment, Ltd. He has been a Director of the Company since 1987.

     Warren H. Haber has been, for more than twenty years, Chairman of the Board and Chief Executive of Founders Equity, Inc. and its affiliates, private investment concerns engaged in the business of identifying businesses for acquisition in principal transactions, and managing such businesses for its own account. Mr. Haber currently serves on the boards of directors of Beverly Glen Medical Systems, American Life Care and Grand Charter, Ltd. He has been a Director of the Company since 1995. See "Certain Transactions."

     John Simon is a Managing Director of the investment banking firm Allen & Company Incorporated, with which he has been associated for over 20 years. Mr. Simon currently serves on the board of directors of The Immune Response Corporation, Neurogen Corporation, and Advanced Technical Products, Inc. (all Nasdaq). Mr. Simon has been a Director since 1996. See "Certain Transactions."

     Lanning Macfarland III has been associated with the Law Bulletin Publishing Company ("LBPC") of Chicago since 1983, from which the Company acquired ReSource in March 1996. He is currently the General Operations Officer of LBPC and is its publisher for all real estate trade publications and its Director of Sales -- Legal Advertising. Prior to his association with LBPC, Mr. Macfarland held sales and publishing positions with The New Yorker, Time, Inc. and Bradley Printing. Mr. Macfarland holds a B.A. degree from Texas Christian University, and an M.B.A. from Keller Graduate School in Chicago. "See Certain Transactions." He has been a Director of the Company since 1996.

ELECTION OF DIRECTORS

     All of the current directors serve for one-year terms or until their successors are elected and qualified. Stockholders Agreements which include provisions governing the composition, power and election of the Board of Directors, will terminate upon the closing of the Offering.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has (i) an Audit Committee that reviews the results and scope of the annual audit and other services provided by the Company's independent public accountants and (ii) a Compensation Committee that makes recommendations concerning salaries and incentive compensation for employees of the Company. The Company's Board of Directors has designated the Compensation Committee as the administrator of the Stock Option Plan described below.

DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers or employees of the Company are entitled to reimbursement of expenses for attending each meeting of the Board of Directors and each meeting of any committee. Until May 1998, Founders Equity Inc. received a monthly fee of $10,000 and Mr. Klein a monthly fee of $6,667, each of which has terminated. Upon consummation of the Offering, the Company intends to pay non-employee directors $15,000 annually, payable in Common Stock.

EXECUTIVE COMPENSATION

     The following table sets forth the annual salary, bonuses and all other compensation awards and payouts to the Chief Executive Officer and President and to certain named executive officers of the Company (collectively, the "Named Executive Officers") for services rendered to the Company and its subsidiaries during the fiscal year ended December 31, 1997.

                             EXECUTIVE COMPENSATION

                                                                                           OTHER              ALL
               NAME AND                   FISCAL                                           ANNUAL            OTHER
          PRINCIPAL POSITION               YEAR          SALARY           BONUS         COMPENSATION      COMPENSATION
--------------------------------------   --------   ----------------   -----------   -----------------   -------------
Andrew C. Florance ...................     1997        $ 150,000        $100,000        $  150,000(1)            --
 President and Chief                       1996          150,000         100,000           150,000(1)            --
 Executive Officer                         1995          140,577              --                --               --

Frank A. Carchedi ....................     1997        $  70,654(2)     $ 20,000                --               --
 Chief Financial Officer                   1996               --              --                --               --
                                           1995               --              --                --               --

Curtis M. Ricketts ...................     1997        $  83,077        $ 46,166                --               --
 Senior Vice President of Sales            1996           64,481          37,012                --               --
 and Marketing                             1995           76,246              --                --               --

David M. Schaffel ....................     1997        $ 117,898        $  3,000                --           $8,614
 Vice President of Product Development     1996           96,941           3,000                --               --
                                           1995           82,782              --                --               --

----------
(1) Other compensation for Mr. Florance is deferred compensation that was paid to him in 1997 in the form of RIGINC shares valued at $14.00 per share (equivalent to $4.62 per share of Common Stock of the Company).

(2) Mr. Carchedi joined RIGLP as Chief Financial Officer in May 1997. On an annualized basis, his base salary is $110,000 per year.

EMPLOYMENT AGREEMENTS

     Andrew C. Florance. In April 1998, the Company entered into an amended employment agreement with Andrew C. Florance, its President and Chief Executive Officer, which agreement is effective as of January 1, 1998. Mr. Florance's amended employment agreement provides for a base salary of $175,000. Mr. Florance is entitled to an annual bonus award up to 100% of his base salary based upon achievement of performance objectives to be agreed with the Compensation Committee, and to participate in and receive benefits from any insurance, medical, disability or pension plan generally made available to the senior executive officers of the Company. In addition, Mr. Florance's employment agreement calls for an initial grant of an option for 65,000 shares of Common Stock to Mr. Florance, with an exercise price equal to the Offering price. Those options vest one-fourth upon the initial public offering and one-fourth on each of December 31, 1998, 1999 and 2000. Mr. Florance's employment agreement is for an initial term of three years and is automatically renewable for additional, successive one-year terms, unless terminated or not renewed by the Company or Mr. Florance. In the event of a termination of employment by the Company without cause or by Mr. Florance with good reason, Mr. Florance is entitled to receive his base salary for the longer of one year from the date of termination or whatever period is remaining under the employment agreement, his bonus for the year in which the termination occurred and a gross-up payment to cover any taxes assessed pursuant to Section 4999 of the Internal Revenue Code, and all of his unvested options immediately vest. Mr. Florance's employment agreement contains a covenant not to compete with the Company for a period of two years immediately following the termination of employment. Applicable law may limit the term or scope of the covenant not to compete.

     Frank A. Carchedi. In April 1998, the Company entered into an amended employment agreement with Frank A. Carchedi, its Chief Financial Officer, which agreement is effective as of January 1, 1998. Mr. Carchedi's amended employment agreement provides for continuation of Mr. Carchedi's current base salary, which base salary increases to $125,000 upon the initial public offering. Mr. Carchedi is entitled to an annual bonus award up to 75% of his base salary based upon achievement of certain performance objectives to be negotiated with the Chief Executive Officer and the Compensation Committee, and to participate in and receive benefits from any insurance, medical, disability or pension plan generally made available to the senior executive officers of the Company. In addition, Mr. Carchedi's employment agreement calls for an initial grant of an option for 40,000 shares of Common Stock to Mr. Carchedi, with an exercise price equal to the Offering price. Those options vest one-fourth upon the initial public offering and one-fourth on each of December 31, 1998, 1999 and 2000. Mr. Carchedi's employment agreement is for an initial term of two years and is automatically renewable for additional, successive one-year terms, unless terminated or not renewed by the Company or Mr. Carchedi. In the event of a termination of employment by the Company without cause, Mr. Carchedi is entitled to receive his base salary for whatever period is remaining under the employment agreement or six months (whichever is greater), a prorated share of his bonus for the year in which the termination occurred, and all of his unvested options that would have vested within twelve months immediately vest. Pursuant to his agreement, Mr. Carchedi is subject to a two-year covenant not to compete with the Company similar to that described with respect to Mr. Florance. Applicable law may limit the term or scope of the covenant not to compete.

     David M. Schaffel. In April 1998, the Company entered into an employment agreement with David M. Schaffel, its Vice President for Product Development, which agreement is effective as of January 1, 1998. Mr. Schaffel's employment agreement provides for continuation of Mr. Schaffel's current base salary, which base salary increases to $120,000 upon the initial public offering. Mr. Schaffel is entitled to an annual bonus award up to 50% of his base salary based upon achievement of certain performance objectives to be negotiated with the Chief Executive Officer and the Compensation Committee, and to participate in and receive benefits from any insurance, medical, disability or pension plan generally made available to the senior executive officers of the Company. In addition, Mr. Schaffel's employment agreement provides for an initial grant of an option for 40,000 shares of Common Stock to Mr. Schaffel with an exercise price equal to the Offering price. Those options vest one-fourth upon the initial public offering and one-fourth on each of December 31, 1998, 1999 and 2000. Mr. Schaffel's employment agreement is for an initial term of two years and is automatically renewable for additional, successive one-year terms, unless terminated or not renewed by the Company or Mr. Schaffel. In the event of a termination of employment by the Company without cause, Mr. Schaffel is entitled to receive his base salary for whatever period is remaining under the employment agreement or six months (whichever is greater), a prorated share of his bonus for the year in which the termination occurred, and all of his unvested options that would have vested within twelve months immediately vest. Pursuant to his agreement, Mr. Schaffel is subject to a two-year covenant not to compete with the Company similar to that described with respect to Mr. Florance. Applicable law may limit the term or scope of the covenant not to compete.

     Curtis M. Ricketts. In April 1998, the Company entered into an employment agreement with Curtis M. Ricketts, its Senior Vice President of Sales and Marketing, which agreement is effective as of January 1, 1998. Mr. Ricketts' employment agreement provides for continuation of Mr. Rickett's current base salary, which base salary increases to $110,000 upon the initial public offering. Mr. Ricketts is entitled to a quarterly bonus award up to 100% of his base salary during the quarter based upon achievement of certain performance objectives to be negotiated with the Chief Executive Officer and the Compensation Committee, and to participate in and receive benefits from any insurance, medical, disability or pension plan generally made available to the senior executive officers of the Company. In addition, Mr. Ricketts' employment agreement provides for an initial grant of an option for 25,000 shares of Common Stock to Mr. Ricketts with an exercise price equal to the Offering price. Those options vest one-fourth upon the initial public offering and one-fourth on each of December 31, 1998, 1999 and 2000. Mr. Ricketts' employment agreement is for an initial term of two years and is automatically renewable for additional, successive one-year terms, unless terminated or not renewed by the Company or Mr. Ricketts. In the event of a termination of employment by the Company without cause, Mr. Ricketts is entitled to receive his base salary for whatever period is remaining under the employment agreement or six months (whichever is greater), a prorated share of his bonus for the year in which the termination occurred, and all of his unvested options that would have vested within twelve months immediately vest. Pursuant to his agreement, Mr. Ricketts is subject to a two-year covenant not to compete with the Company similar to that described with respect to Mr. Florance. Applicable law may limit the term or scope of the covenant not to compete.

OPTION GRANTS

     One Named Executive Officer was granted stock options during the fiscal year ended December 31, 1997. In addition, at or about the time of the Offering, in connection with the Company's customary compensation review process, the Company will grant approximately 350,000 options to its employees. This grant has been approved by the Compensation Committee.

FISCAL YEAR-END VALUES

     None of the Named Executive Officers exercised any stock options during fiscal year 1997. The following table provides information regarding stock options held by the Named Executive Officers as of the end of fiscal year 1997.

                       OPTION VALUES AT DECEMBER 31, 1997

     The following table sets forth certain information regarding unexercised options held by the Named Executive Officers at December 31, 1997.

               AGGREGATED OPTIONS AND YEAR END 1997 OPTION VALUES


                                      NUMBER OF SECURITIES
                                 UNDERLYING UNEXERCISED OPTIONS                 VALUE OF
                                  HELD AT DECEMBER 31, 1997(1)           UNEXERCISED OPTIONS(2)
                               -----------------------------------   ------------------------------
            NAME                  EXERCISABLE       UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------   -----------------   ---------------   -------------   --------------
Andrew C. Florance .........        126,078            42,026          $ 700,000        $ 233,000
Frank A. Carchedi ..........             --            15,150                 --           75,000
David M. Schaffel ..........          8,081             4,040             45,000           23,000
Curtis M. Ricketts .........         56,561 (3)         4,040            401,000           23,000

----------
(1) Includes unit options of RIGLP which have been converted to stock options of the Company at a rate of 3.03 shares of Common Stock per RIGLP unit.
(2) Calculated based on the amount by which the fair market value of the underlying security exceeds the option exercise price. For purposes of this calculation, the fair market value is assumed to be equal to the per share price set forth on the front cover page of this Prospectus.
(3) In June 1998, Mr. Ricketts exercised 16,000 unit options of RIGLP (equivalent to 48,480 shares of Common Stock).

EMPLOYEE BENEFIT PLANS

     The Company's Board of Directors adopted the Stock Option Plan prior to consummation of the Offering. Such plan was approved by the stockholders of the Company at a specially called meeting in June 1998. The Company has reserved 1,450,000 shares of Common Stock for issuance under the Stock Option Plan and approximately 350,000 options will be granted in connection with the Offering. Unless terminated sooner by the Board of Directors, the Stock Option Plan will terminate in 2006.

     The Stock Option Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the authority and discretion, subject to the provisions of the Stock Option Plan, to select persons to whom options will be granted, to designate the number of shares to be covered by options, to specify the type of consideration to be paid to the Company, and to establish all other terms and conditions of each stock option.

     The Stock Option Plan provides for the grant of stock options to officers and employees of the Company or its subsidiaries. Options granted under the Stock Option Plan may be incentive or non-qualified stock options. The exercise price for a stock option may not be less than the fair market value of the Company's Common Stock on the date of grant. Stock options granted under the Stock Option Plan may not be transferred other than by will or by the laws of descent and distribution. Upon the occurrence of a Change of Control, as defined in the Stock Option Plan, all outstanding unexercisable options under the Stock Option Plan immediately become exercisable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the shares of the Company's equity as of March 31, 1998, as adjusted to give effect to the consolidation of RIGINC and RIGLP into the Company and the sale of shares of Common Stock in the Offering by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all of the Company's executive officers and directors as a group. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock indicated:


                                                      BEFORE OFFERING          AFTER OFFERING(10)
                                                  -----------------------   ------------------------
                      NAME                           NUMBER      PERCENT       NUMBER       PERCENT
-----------------------------------------------   -----------   ---------   -----------   ----------
Michael R. Klein(1) ...........................    2,123,385    36.6%        2,123,385    25.6%
Andrew C. Florance(2) .........................      487,509     8.2%          487,509     5.8%
Frank A. Carchedi(3) ..........................        5,049       *             5,049       *
Curtis M. Ricketts(4) .........................       56,560       *            56,560       *
David M. Schaffel(5) ..........................       38,380       *            38,380       *
David Bonderman ...............................      444,704     7.7%          444,704     5.4%
Warren Haber(6) ...............................    1,263,731    21.9%        1,263,731    15.3%
John Simon(7) .................................      710,388    12.3%          159,225     1.9%
Lanning Macfarland III(8) .....................      413,365     7.2%          413,365     5.0%
All Named Executive Officers and Directors as a
 group (nine) .................................    5,543,071    95.7%        5,016,404    60.8%
RIG Holdings, L.L.C.(9) .......................      710,388    12.3%                0       *
Founders/RIG, L.L.C. ..........................    1,158,375    20.1%        1,158,375    14.0%
Law Bulletin Publishing Company ...............      410,335     7.2%          410,335     5.0%

----------
  * Less than 1%

(1) Includes 14,496 shares held as trustee for his nieces and 14,496 shares held by others as trustee for his children. Also includes warrants for the purchase of 45,450 shares of Common Stock. See "Certain Transactions".

(2) Includes 168,104 shares of Common Stock issuable upon options exercisable within 60 days.

(3) Includes 5,051 shares of Common Stock issuable upon options exercisable within 60 days. Excludes 10,099 shares of Common Stock issuable upon options not exercisable within 60 days.

(4) Includes 56,561 shares of Common Stock issuable upon options exercisable within 60 days, of which 48,480 shares were exercised in June 1998. Excludes 4,039 shares of Common Stock issuable upon options not exercisable within 60 days.

(5) Includes 8,081 shares of Common Stock issuable upon options exercisable within 60 days. Excludes 4,039 shares of Common Stock issuable upon options not exercisable within 60 days.

(6) Includes 1,158,375 shares held by Mr. Haber and others as members of Founders/RIG, L.L.C.

(7) Includes 710,388 shares held before the Offering by Allen, as Member-Manager, and certain of its officers and affiliates, as members of RIG Holdings, L.L.C. ("RH LLC"). Includes 146,977 shares held after the Offering by Allen (of which Mr. Simon is a Managing Director) and certain of its other officers and affiliates after the dissolution of RH LLC concurrent with the consummation of the Offering; Mr. Simon disclaims personal beneficial ownership of such shares. See "Certain Transactions."

(8) Includes 410,335 shares held by Law Bulletin Publishing Company.

(9) Concurrently with the consummation of the Offering, RH LLC will be dissolved, and the shares of Common Stock beneficially owned by it will be distributed to its members. At such time, Allen, currently the Member-Manager of RH LLC and a Representative, together with certain of its officers, will be the beneficial owner of approximately 159,225 shares of the Company's Common Stock. See "Certain Transactions."

(10)Does not include options to be granted upon consummation of the Offering. See "Management -- Employment Agreements," and "-- Option Grant."

                              CERTAIN TRANSACTIONS

     There have been no assets sold to or acquired from the Company and its officers or directors other than in connection with: (i) the acquisition of the Company's Chicago operations, (ii) routine compensation arrangements approved by the Board of Directors, (iii) subscriptions for additional equity to fund the Company's growth (iv) loans extended to the Company by certain of its stockholders from time to time, and (v) the RIG Contribution Agreement.

     Warren H. Haber is chairman and chief executive officer of Founders Equity, Inc. ("Founders") and a director of the Company. On May 15, 1995, Founders/RIG, LLC ("FR LLC"), an affiliate of Founders acquired 296,652 limited partnership units of RIGLP for an aggregate purchase price of $3.1 million, or $10.45 per unit (equivalent to 898,856 shares of Common Stock of the Company at an effective price per share of $3.45). As part of the contractual arrangements that accompanied Founders' investment, Mr. Haber became a director and the Company agreed to register the securities FR LLC received for resale upon its demand at a future date. On December 3, 1996, FR LLC and certain of its affiliates acquired an additional 85,650.62 limited partnership units of RIGLP for an aggregate purchase price of $1.06 million, or $12.37 per unit (equivalent to 259,521 shares of Common Stock of the Company at an effective price per share of $4.08). In addition, pursuant to the RIG Contribution Agreement, FR LLC's registration rights were amended. See "Description of Capital Stock --
Registration Rights." FR LLC's right to designate a director of RIGINC will terminate upon consummation of the Transaction.

     At the time of the Founders' investment in RIGINC and RIGLP in May 1995, those entities were indebted to Michael R. Klein, then and now the Chairman of the Company and a 36.6% stockholder, for loans he had extended with a then balance of $751,961. In connection with Founders' investment, $426,693 was repaid and the remaining balance of $325,268 was converted into 31,126 units of RIGLP (94,312 shares of Common Stock of the Company at an effective price per share of $3.45, the same price at which FR LLC purchased its interest in that transaction). In connection with that same transaction, the Company agreed to pay monthly fees to Founders of $10,000 and to Mr. Klein of $6,667, both of which terminated in May 1998. During 1997, Mr. Klein committed to extend up to $1.0 million of credit to RIGINC, which in turn agreed to loan such amounts to RIGLP to support a $1.0 million credit facility RIGLP secured with Silicon Valley Bank ("SVB"), of which $650,000 has been extended and is outstanding. The RIGINC loan to RIGLP is contractually subordinated, and Mr. Klein's loans to RIGINC are structurally subordinated, to the SVB loan, interest on the balance is payable to RIGINC and Mr. Klein at the same rate (2% over prime) as the SVB loan and no principal may be repaid until the SVB loan is paid. Repayment of the SVB loan and the RIGINC/Klein loan are contemplated uses of the proceeds of this Offering. See "Use of Proceeds." As consideration for Mr. Klein's commitment, a committee of three independent directors authorized the issuance to Mr. Klein of warrants to purchase 15,000 units of RIGLP (effectively, 45,450 shares of the Company's Common Stock) at a price 10% less than the price at which the shares are being offered hereby, exercisable during the two years following the closing of this Offering. The Company has paid fees to the law firm of which Mr. Klein is a partner for legal services rendered; under the policies of his firm, Mr. Klein is not the partner responsible for supervising or billing for those services.

     John Simon is a managing director of Allen and a director of the Company. On December 3, 1996, RIG Holdings, LLC ("RH LLC"), acquired 234,451.42 limited partnership units of RIGLP for an aggregate purchase price of $2.9 million, or $12.37 per unit (equivalent to 710,388 shares of Common Stock of the Company at an effective price per share of $4.08). RH LLC was granted the right to designate one member of the board of directors of RIGINC as well as certain registration rights in regards to the units it purchased. Pursuant to the RIG Contribution Agreement, RH LLC's registration rights were amended. See
"Description   of  Capital  Stock  --   Registration   Rights."   Allen  is  the
Member-Manager of RH LLC and, together with certain of its officers and affiliates, is the owner of approximately 26% of RH LLC; as Member-Manager, Allen is currently entitled to exercise voting power over all of the limited partnership units of RIGLP held by RH LLC. For these reasons, RH LLC may be deemed to be an affiliate of Allen. RH LLC's (and its members') right to designate a director of RIGINC will terminate upon consummation of the Transaction, at which time RH LLC will be dissolved and its ownership interests (and the registration rights connected therewith) will be distributed pro rata to its members. At such time, Allen, together with certain of its officers and affiliates, will be the beneficial owner of 183,721 shares of the Company's Common Stock. Allen, as a Representative, will receive certain underwriting discounts and commissions with respect to services rendered on behalf of the Company with respect to the Offering. See "Underwriting." Prior to making this investment, on November 5, 1996, Allen had loaned RIGLP $250,000, bearing interest at a rate of 8.5% per year. This loan was paid off in connection with RH LLC's investment.

     Lanning Macfarland III is head of real estate publications at Law Bulletin Publishing Company ("LBPC") and a director of the Company. On March 29, 1996, RIGLP acquired all of the assets of ReSource from LBPC for 114,640.55 limited partnership units of RIGLP valued nominally at $10.45 per unit (equivalent to 347,361 shares of Common Stock of the Company at an effective price per share of $3.45). ReSource was a real estate information provider in the Chicago, Illinois area. On December 3, 1996, LBPC and certain of its affiliates acquired an additional 23,283.45 limited partnership units of RIGLP for an aggregate purchase price of $288,000, or $12.37 per unit (equivalent to 70,548 shares of Common Stock of the Company at an effective price per share of $4.08). In addition, pursuant to the RIG Contribution Agreement, LBPC's registration rights were amended. See "Description of Capital Stock -- Registration Rights." LBPC's right to designate a director of RIGINC will terminate upon consummation of the Transaction.

     Effective as of March 5, 1998, all of the limited and general partners of RIGLP and all of the stockholders of RIGINC entered into the RIG Contribution Agreement. Pursuant to this agreement, each limited partner of RIGLP (other than RIGINC) agreed to contribute all of its limited partnership units to the Company, and all of the stockholders of RIGINC agreed to contribute all of their shares of RIGINC to the Company, all in exchange for 3.03 shares of Common Stock of the Company for each limited partnership unit or share of common stock. Consummation of the RIG Contribution Agreement is contingent upon a number of events, including completion of the Offering. All of the current officers and directors of the Company who will own shares of Common Stock after the Offering will exchange their units of RIGLP and their shares of RIGINC for Company Common Stock pursuant to the RIG Contribution Agreement.

                          DESCRIPTION OF CAPITAL STOCK

     Immediately following the closing of the Offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     The Company is authorized to issue 30,000,000 shares of Common Stock. As of May 31, 1998, the Company had no outstanding shares of Common Stock. Following the consummation of the RIG Contribution Agreement, the Company expects to have outstanding 5,802,497 shares of Common Stock held of record by a total of 38 holders (assuming dissolution of RH LLC concurrent with the Offering). Upon the consummation of the Offering made hereby, there will be 8,302,497 shares of Common Stock outstanding, after giving effect to the sale of the shares of Common Stock offered hereby. Each stockholder of record is entitled to one vote for each outstanding share of Common Stock owned by him on every matter properly submitted to the stockholders for their vote. The holders of Common Stock are entitled to receive ratably such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of assets remaining after payment of liabilities. Holders of Common Stock have neither preemptive rights nor rights to convert their Common Stock into any other securities and are not subject to future calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares offered hereby upon issuance and sale will be, fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized to issue 2,000,000 shares of Preferred Stock in one or more series. As of May 31, 1998, the Company had no outstanding shares of Preferred Stock. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement, sinking fund provisions, liquidation preferences, conversion rights and exchange rights, if any, of the Preferred Stock of each series will be fixed or designated pursuant to Articles Supplementary adopted by the Board of Directors or a duly authorized committee thereof.

REGISTRATION RIGHTS

     The Company has granted certain registration rights to certain stockholders of the Company who will own in the aggregate 2,509,747 shares of Common Stock upon consummation of this Offering. Those holders have "piggyback" registration rights to request that the Company register any of their shares in the event that the Company proposes to register any of its securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities and Exchange Commission is applicable). However, if such piggyback rights are exercised in connection with an underwritten public offering of the Company's Common Stock, the managing underwriter of such an offering has the right to exclude or otherwise limit the number of such shares to be included in such public offering. Additionally, FR LLC and RH LLC and their successors share two "demand" registration rights to require the Company to prepare and file a registration statement so as to permit a public offering and sale of their shares of Common Stock, provided that at least 20% of the shares covered by the registration rights demand such registration. None of the demand registration rights are exercisable until the date that is six months after the Offering.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Section 203 of Delaware General Corporation Law. Section 203 of the Delaware General Corporation Law ("DGCL") prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of such assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plan) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Certain Antitakeover Provisions. The Company's Certificate of Incorporation contains provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Company. The Certificate of Incorporation of the Company, among other things, (i) permits the Board of Directors, but not the Company's stockholders, to fill vacancies and newly created directorships on the Board of Directors and (ii) provides that any action required or permitted to be taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and not by any consent in writing by such stockholders. Special meetings of stockholders may be called only by the Board of Directors. Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors.

     Indemnification and Limitation of Liability. The Company's Certificate of Incorporation provides that the Company shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys' fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful.

     Section 102 of the DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. DGCL Section 102 provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Company's Certificate of Incorporation includes a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

     Preferred Stock. Upon the completion of the Offering, the Company will have the authority to issue up to 2,000,000 shares of so-called "blank-check" preferred stock which authorizes the Board of Directors to establish one or more series of Preferred Stock and to fix and determine the relative rights, preferences and limitations of each class or series of Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock and have the effect of delaying or preventing a change of control of the Company. After the completion of the Offering, no shares of Preferred Stock will be outstanding. The Company has no current intention to issue any shares of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     Upon consummation of the Offering, the transfer agent and registrar for the Common Stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the completion of the Offering, the Company will have 8,302,497 outstanding shares of Common Stock. Of these shares, the 2,500,000 shares of Common Stock sold in this Offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by affiliates of the Company (as defined under the Securities Act). 5,802,497 shares that will be held by existing stockholders, representing approximately 70% of the total number of shares of Common Stock to be outstanding upon the completion of this Offering, may not be resold except pursuant to an effective registration statement filed by the Company or an applicable exemption from registration, including an exemption under Rule 144. In addition, certain holders of Common Stock have agreed that they will not, without obtaining the prior written approval of the Representatives (as defined in "Underwriting"), directly or indirectly offer for sale, sell, transfer, encumber, contract to sell, grant any option, right or warrant to purchase or otherwise dispose (or announce any offer, sale, transfer, encumbrance, contract to sell, grant of an option to purchase or other disposition) of any shares of Common Stock, or any securities, subject to certain exceptions, convertible into, or exchangeable or exercisable for, shares of Common Stock, for a lock-up period of 240 days after the effective date of the Registration Statement of which this Prospectus forms a part. See "Underwriting."

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of the Company (as defined in Rule 144, an "Affiliate"), who has beneficially owned "restricted securities" (as that term is defined in Rule 144) for a period of at least one year from the later of the date such restricted securities were acquired from the Company or the date they were acquired from an Affiliate, is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 83,000 shares immediately after the Offering) or (ii) the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding the filing of notice of such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements, and the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, notice, public information, or volume limitation provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of the Offering, subject to the lock-up periods described in the preceding paragraph.

     Under Rule 701 under the Securities Act, certain shares issued pursuant to employee benefit plans or arrangements in effect prior to this Offering are eligible for resale 90 days after the Company becomes a reporting company under the Exchange Act and may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144 and by Affiliates without compliance with the holding period requirements of Rule 144.

     As soon as practicable following the expiration of the lock-up periods described above, the Company intends to file a registration statement or statements on Form S-8 under the Securities Act to register the shares of Common Stock issuable pursuant to the Stock Option Plan. As of March 31, 1998, options for units of RIGLP and shares of RIGINC were outstanding that, when converted to options for shares of Common Stock under the Stock Option Plan, will result in options to purchase approximately 398,384 shares, of which options to purchase 249,299 shares will be exercisable. Shares issued upon the exercise of the options generally will be eligible for sale in the public market after the effective date of such registration, subject, in certain cases, to the lock-up agreements described herein and volume and other restrictions.

     Prior to the Offering, there has been no public market for the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the specific circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock of the Company in the public market could adversely affect the market price of the Company's Common Stock.

     After the completion of the Offering, certain persons will be entitled to certain rights with respect to registration under the Securities Act of approximately 2,509,747 shares of Common Stock.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), through their representatives, Allen & Company Incorporated and Needham & Company, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.


                      NAME OF UNDERWRITER                         NUMBER OF SHARES
--------------------------------------------------------------   -----------------
Allen & Company Incorporated .................................         787,500
Needham & Company, Inc. ......................................         787,500
Bear, Stearns & Co. Inc. .....................................          50,000
CIBC Oppenheimer Corp. .......................................          50,000
Cowen & Company ..............................................          50,000
Credit Lyonnais Securities (USA) Inc. ........................          50,000
Donaldson, Lufkin & Jenrette Securities Corporation ..........          50,000
A.G. Edwards & Sons, Inc. ....................................          50,000
Hambrecht & Quist LLC ........................................          50,000
Lazard Freres & Co. LLC ......................................          50,000
Advest, Inc. .................................................          25,000
Barington Capital Group, L.P. ................................          25,000
Burnham Securities Inc. ......................................          25,000
Chatsworth Securities, Llc ...................................          25,000
Corinthian Partners ..........................................          25,000
Crowell, Weedon & Co. ........................................          25,000
EVEREN Securities, Inc. ......................................          25,000
Ferris, Baker Watts, Inc. ....................................          25,000
Gruntal & Co., L.L.C. ........................................          25,000
GS2 Securities, Inc. .........................................          25,000
Ladenburg Thalmann & Co. Inc. ................................          25,000
Legg Mason Wood Walker, Incorporated .........................          25,000
McDonald & Company Securities, Inc. ..........................          25,000
Oscar Gruss & Son Incorporated ...............................          25,000
Prime Charter Ltd. ...........................................          25,000
Ragen Mackenzie Incorporated .................................          25,000
Scott & Stringfellow, Inc. ...................................          25,000
J.E. Sheehan & Co., Inc. .....................................          25,000
Stephens Inc. ................................................          25,000
H.C. Wainwright & Co., Inc. ..................................          25,000
Wit Capital Corporation ......................................          25,000
 Total .......................................................       2,500,000
                                                                     =========


     The Representatives have advised the Company that the Underwriters propose to offer the shares to the public at the offering price set forth on the cover page of this Prospectus and that the Underwriters may allow certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions of not in excess of $0.38 per share of Common Stock, of which not in excess of $0.10 may be reallowed to other dealers who are members of the NASD. After the commencement of the Offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this Prospectus.

     In connection with the Offering and after the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over allot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to stabilize the price of the

Common Stock. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end these activities at any time.

     The Company has granted to the Underwriters the Over-Allotment Option, exercisable during the 45-day period after the closing date of the Offering, to purchase up to an aggregate of 375,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions. The Underwriters may exercise such option only for the purpose of covering over-allotments made in connection with the sale of the Common Stock offered hereby.

     As is customary for such arrangements, the Company has agreed to indemnify the Underwriters and each person who controls any Underwriter against certain liabilities in connection with the Registration Statement, such as liabilities under the Securities Act, including for material misstatements or omissions in the Registration Statement. In addition, the Underwriters have agreed to indemnify the Company for such liabilities arising from material misstatements or omissions in connection with disclosure for which the Underwriters are responsible. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Underwriters, the Underwriters have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Company has agreed to reimburse the Representatives their out-of-pocket expenses incurred in connection with the Offering, which are estimated to be $150,000.

     The foregoing discussion of the material terms and provisions of the Underwriting Agreement is qualified in its entirety by reference to the detailed provisions of the Underwriting Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Company, certain of its officers and directors who own shares of Common Stock and certain other stockholders and option holders of the Company have executed agreements pursuant to which they have agreed not to offer, pledge, sell, contract to sell, grant any option for the sale of or otherwise dispose of any of the Company's securities held by them for a period of 240 days from the effective date of the Offering, without the prior written consent of Allen, subject to certain exceptions. See "Shares Eligible for Future Sale."

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Allen is the Manager-Member of RH LLC and, together with certain of its officers and affiliates, owns approximately 26% of RH LLC, which beneficially owns an aggregate of 234,451 units of RIGLP (effectively 710,388 shares of Common Stock of the Company). RH LLC will be dissolved concurrently with the consummation of the Offering. See "Certain Transactions" and "Principal Stockholders." John Simon, a managing director of Allen, may be deemed to be a beneficial owner of shares of Common Stock held by RH LLC or Allen and serves as a director of the Company.

     Consistent with the rules of the NASD, of which Allen is a member, the Company may be deemed to be an affiliate of Allen, inasmuch as RH LLC (which will be dissolved in connection with the Offering) is the beneficial owner of more than 10% of the Company's Common Stock. The Offering is therefore being made in conformity with the applicable provisions of such rules, including Rule 2720 of the NASD Conduct Rules. Accordingly, the price of the Shares being offered hereby is no higher than that recommended by Needham as "qualified independent underwriter" as defined in the applicable provisions of the rules of the NASD; in connection with serving in such a capacity, Needham is assuming the responsibilities of acting as qualified independent underwriter in pricing the Offering and in exercising the usual standards of due diligence with respect thereto. As compensation for serving as a Representative, Needham will receive underwriting discounts and commissions as set forth on the front cover page of the Prospectus; Needham will not receive any additional compensation for serving as qualified independent underwriter.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price of the shares of Common Stock offered and sold in the Offering will be determined by negotiation among the Company and the Representatives and will not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition, or other established criteria of value. Factors to be considered in determining such price include the nature of the Company's business, its history and present state of development, an assessment of the Company's recent financial results and current financial condition, future prospects of the Company, the qualifications of the Company's management, the general condition of the securities markets at the time of the Offering, and other relevant factors.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C. Mr. Klein is the Chairman of the Board of Directors of the Company and is a partner of Wilmer, Cutler & Pickering. After the Offering, Mr. Klein and members of his immediate family will beneficially own approximately 25.6% of the Common Stock of the Company. See "Management," "Principal Stockholders" and "Certain Transactions." Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Werbel & Carnelutti, a Professional Corporation, New York, New York.

                                    EXPERTS

     The consolidated financial statements of RIGLP at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997; the financial statements of RIGINC at December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997; and the balance sheet of the Company at February 28, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission ("SEC"), Washington, D.C. 20549, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act of 1933 with respect to shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part thereof may be obtained from such offices upon the payment of the prescribed fees. In addition, electronically filed documents, including reports, proxy and information statements and other information regarding the Company, can be obtained from the SEC's web site at: http://www.sec.gov.

     As of the effective date of the Registration Statement, the Company will become subject to the reporting requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and other periodic reports as the Company may deem appropriate or as may be required by law.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                        REALTY INFORMATION GROUP, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                     PAGE
                                                                                    -----
REALTY INFORMATION GROUP, INC. UNAUDITED PRO FORMA
 CONDENSED COMBINED FINANCIAL STATEMENTS
 Introduction to Unaudited Pro Forma Condensed Combined Financial Statements ....    F-2
 Unaudited Pro Forma Condensed Combined Statement of Operations .................    F-3
 Unaudited Pro Forma Condensed Combined Balance Sheet ...........................    F-4
 Notes to Unaudited Pro Forma Condensed Combined Financial Statements ...........    F-5

REALTY INFORMATION GROUP, INC.
 Report of Independent Auditors .................................................    F-7
 Balance Sheet ..................................................................    F-8
 Notes to Balance Sheet .........................................................    F-9

REALTY INFORMATION GROUP, L.P.
 Report of Independent Auditors .................................................   F-10
 Consolidated Statements of Operations ..........................................   F-11
 Consolidated Balance Sheets ....................................................   F-12
 Consolidated Statements of Partners' Capital ...................................   F-13
 Consolidated Statements of Cash Flows ..........................................   F-14
 Notes to Consolidated Financial Statements .....................................   F-15

OLD RIG, INC.
 Report of Independent Auditors .................................................   F-22
 Consolidated Statements of Operations ..........................................   F-23
 Consolidated Balance Sheets ....................................................   F-24
 Consolidated Statements of Stockholders' Deficit ...............................   F-25
 Consolidated Statements of Cash Flows ..........................................   F-26
 Notes to Consolidated Financial Statements .....................................   F-27


                        REALTY INFORMATION GROUP, INC.

                      INTRODUCTION TO UNAUDITED PRO FORMA

                    CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to (i) the contribution to Realty Information Group, Inc. (the "Company") by the holders of units of Realty Information Group, L.P. ("RIGLP") and the stockholders of OLD RIG, Inc. ("RIGINC") of all of the units of RIGLP (other than units held by RIGINC) and the capital stock of RIGINC in return for certain shares of Common Stock of the Company, and (ii) the Company's planned initial public offering of 2,500,000 shares of Common Stock.

     The unaudited pro forma condensed combined balance sheet gives effect to the formation of the Company as if it had occurred on March 31, 1998. The unaudited pro forma condensed combined statement of operations gives effect to the transactions as if they had occurred on January 1, 1997.

     Unless otherwise specified, the information in the unaudited pro forma condensed combined financial statements (a) assumes that the Underwriters' Over-Allotment Option is not exercised, (b) gives effect to the contribution to the Company of all of the outstanding equity interests in its predecessors in exchange for the Company's shares at a rate of 3.03 shares of Company Common Stock for each unit of RIGLP and share of RIGINC.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not necessarily represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or the results of operations for any future period. The unaudited pro forma combined financial statements should be read in conjunction with Management's Discussion and Analysis and the other financial statements and notes thereto included elsewhere in this Prospectus.

                        REALTY INFORMATION GROUP, INC.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS


                                                                    YEAR ENDED DECEMBER 31, 1997
                                                 -------------------------------------------------------------------
                                                     REALTY                          PRO FORMA
                                                  INFORMATION                       ADJUSTMENTS         PRO FORMA
                                                  GROUP, INC.       RIGINC          (SEE NOTE 3)         COMBINED
                                                ------------- --------------- --------------------- ---------------
Revenues .......................................      --        $  7,899,940                  --      $  7,899,940
Cost of revenues ...............................      --           3,412,593      $           --         3,412,593
                                                 -------------  ------------      --------------      ------------
 Gross margin ..................................      --           4,487,347                  --         4,487,347

Operating expenses .............................      --           7,786,430                  --         7,786,430
                                                 -------------  ------------      --------------      ------------
 Income (loss) from operations .................      --          (3,299,083)                 --        (3,299,083)

Other income (expense) .........................      --              33,537             (24,000)(a)         9,537
Minority interest-net loss allocated to limited
 partners of RIGLP .............................      --           1,473,252          (1,473,252)(b)            --
                                                 -------------  ------------      --------------      ------------
 Net income (loss) .............................      --        $ (1,792,294)     $   (1,497,252)     $ (3,289,546)
                                                 =============  ============      ==============      ============

Basic earnings (loss) per share ................                                                      $       (.57)
                                                                                                      ============
Weighted average shares outstanding ............                                                         5,754,017
                                                                                                      ============




                                                               THREE MONTHS ENDED MARCH 31, 1998
                                                 -------------------------------------------------------------
                                                     REALTY                       PRO FORMA
                                                  INFORMATION                    ADJUSTMENTS       PRO FORMA
                                                  GROUP, INC.      RIGINC        (SEE NOTE 3)       COMBINED
                                                 ------------- ------------- ------------------- -------------
Revenues .......................................                $2,839,023      $                 $2,839,023
Cost of revenues ...............................      --           904,328                           904,328
                                                      --        ----------      ------------      ----------
 Gross margin ..................................      --         1,934,695                         1,934,695

Operating expenses .............................      --         2,280,678                         2,280,678
                                                      --        ----------      ------------      ----------
 Income (loss) from operations .................      --          (345,983)                         (345,983)

Other income (expense) .........................      --           (38,135)           43,550 (a)       5,415
Minority interest-net loss allocated to limited
 partners of RIGLP .............................      --           172,853          (172,853)(b)          --
                                                      --        ----------      ------------      ----------
 Net income (loss) .............................      --        $ (211,265)     $   (129,303)     $ (340,568)
                                                      ==        ==========      ============      ==========

Basic earnings (loss) per share ................                                                  $     (.06)
                                                                                                  ==========
Weighted average shares outstanding ............                                                   5,754,017
                                                                                                  ==========

                            See accompanying notes.

                        REALTY INFORMATION GROUP, INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                             AS OF MARCH 31, 1998


                                                             REALTY                          PRO FORMA
                                                          INFORMATION                       ADJUSTMENTS
                                                          GROUP, INC.       RIGINC          (SEE NOTE 3)
                                                         ------------- --------------- ---------------------

                           ASSETS

Cash and cash equivalents ..............................       --       $     865,654     $           --
Accounts receivable, net ...............................       --           1,462,271                 --
Prepaid expenses and other current assets ..............       --             540,443                 --
                                                               --       -------------     --------------
  Total current assets .................................       --           2,868,368

Property and equipment, net ............................       --           1,338,980                 --
Capitalized product development costs, net .............       --           1,244,387                 --
Other assets, net ......................................       --           1,771,257                 --
Deposits ...............................................       --              91,469                 --
                                                                        -------------     --------------
  Total assets .........................................       --       $   7,314,461                 --
                                                               ==       =============     ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses ..................       --       $   1,481,404     $           --
Deferred revenue .......................................       --           1,645,545                 --
Line of credit .........................................       --           1,000,000                 --
Subordinated debt to stockholder .......................       --             650,000
                                                                        -------------     --------------
  Total current liabilities ............................       --           4,776,949
Minority interest -- RIGLP limited partners' equity.....       --           6,368,884         (6,368,884)(c)
Stockholders' equity ...................................       --          (3,831,372)         6,368,884 (c)
                                                               --       -------------     --------------
  Total liabilities and stockholders' equity ...........       --       $   7,314,461     $           --
                                                               ==       =============     ==============





                                                                               PRO FORMA
                                                                               OFFERING           PRO FORMA
                                                            PRO FORMA         ADJUSTMENTS            AS
                                                            COMBINED         (SEE NOTE 3)         ADJUSTED
                                                         -------------- ---------------------- --------------
                           ASSETS
Cash and cash equivalents ..............................  $   865,654      $   18,175,000 (d)   $19,040,654
Accounts receivable, net ...............................    1,462,271                             1,462,271
Prepaid expenses and other current assets ..............      540,443                  --           540,443
                                                          -----------      --------------       -----------
  Total current assets .................................    2,868,368          18,175,000        21,043,368

Property and equipment, net ............................    1,338,980                  --         1,338,980
Capitalized product development costs, net .............    1,244,387                  --         1,244,387
Other assets, net ......................................    1,771,257                  --         1,771,257
Deposits ...............................................       91,469                  --            91,469
                                                          -----------      --------------       -----------
  Total assets .........................................  $ 7,314,461      $   18,175,000       $25,489,461
                                                          ===========      ==============       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses ..................  $ 1,481,404      $           --       $ 1,481,404
Deferred revenue .......................................    1,645,545                  --         1,645,545
Line of credit .........................................    1,000,000          (1,000,000)               --
Subordinated debt to stockholder .......................      650,000            (650,000)               --
                                                          -----------      --------------       -----------
  Total current liabilities ............................    4,776,949          (1,650,000) (d)    3,126,949
Minority interest -- RIGLP limited partners' equity.....           --                  --                --
Stockholders' equity ...................................    2,537,512          19,825,000  (d)   22,362,512
                                                          -----------      --------------       -----------
  Total liabilities and stockholders' equity ...........  $ 7,314,461      $   18,175,000       $25,489,461
                                                          ===========      ==============       ===========


                            See accompanying notes.

                         REALTY INFORMATION GROUP, INC.

                          NOTES TO UNAUDITED PRO FORMA
                     CONDENSED COMBINED FINANCIAL STATEMENTS

1.   GENERAL

     The Company was formed in February 1998 to succeed its predecessors, RIGLP and RIGINC in connection with an initial public offering of its common stock. The predecessors, RIGLP and RIGINC, will be combined on a historical cost basis with the Company as an exchange of interests of entities under common control.

     The Company will consummate a series of related transactions in connection with the Offering. Pursuant to a Contribution Agreement effective March 5, 1998 (the "RIG Contribution Agreement"), RIGLP and RIGINC will be consolidated with the Company. Limited partners of RIGLP (other than RIGINC) and all of the stockholders of RIGINC will receive 3.03 shares of the Common Stock of the Company per each limited partnership unit or share of common stock exchanged. See "Certain Transactions." As a result, the Company will own (directly or indirectly) all of the capital stock of RIGINC and all of the equity of RIGLP.

     The historical financial statements included in the unaudited pro forma condensed combined balance sheet and statement of operations were derived from the separate financial statements of the Company and RIGINC (including its consolidated subsidiary, RIGLP) as of December 31, 1997 and March 31, 1998 and for the year and the three months then ended. The related audited and unaudited historical financial statements are included elsewhere herein and should be read in conjunction with these pro forma condensed combined financial statements.

2.   PRO FORMA ADUSTMENTS

     The pro forma adjustments reflect the consolidation of the Company and its predecessors. The offering adjustments reflect the issuance of common stock of the Company and the net proceeds from the initial public offering. The adjustments are as follows:

     Pro forma condensed combined statement of operations:

       (a) A charge of $50,000 for financing costs is recorded to recognize 45,450 warrants issued in connection with the subordinated debt of the Company. Such warrants are exercisable at $8.10. The fair value of each warrant is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions: dividend yield of 0%; risk-free interest rate of approximately 6.0%; and expected life of 1 year. This charge is offset by the net reduction of $26,000 in interest expense of RIGLP due to the planned repayment of debt from offering proceeds. This results in a net charge of $24,000 for the year ended December 31, 1997. The reduction in interest expense for the three months ended March 31, 1998 is $43,550.

       (b) Minority interest-net loss allocated to limited partners of RIGLP recorded in the accounts of RIGINC is eliminated.

     Pro forma condensed combined balance sheet:

       (c) Minority interest -- RIGLP limited partners' equity recorded in the accounts of RIGINC is eliminated.

                         REALTY INFORMATION GROUP, INC.

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS- (CONTINUED )

     Offering adjustment:

       (d) The proceeds of the initial public offering amounting to approximately $19,825,000, net of expenses of the offering estimated at $1,100,000, are used initially to eliminate debts of RIGLP and RIGINC including the line of credit and subordinated debt to a partner of RIGLP. The total elimination of debt is estimated at $1,650,000 resulting in an increase in cash of the Company from the Offering, after repayment of debt, of $18,175,000.

4.   WEIGHTED AVERAGE SHARES OUTSTANDING

            Includes 1,899,015 shares or units of the Company's predecessors converted at a rate of 3.03 shares per share of RIGINC or unit of RIGLP as if such shares were outstanding for the entire period. Stock options and warrants outstanding have been excluded from the calculation because their effect is anti-dilutive.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Realty Information Group, Inc.

     We have audited the accompanying balance sheet of Realty Information Group, Inc. as of February 28, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Realty Information Group, Inc. at February 28, 1998, in conformity with generally accepted accounting principles.

                                              /s/ Ernst & Young LLP

Washington, D.C.
March 12, 1998

                        REALTY INFORMATION GROUP, INC.

                                 BALANCE SHEET


                                                                  FEBRUARY 28,    MARCH 31,
                                                                      1998          1998
                                                                 -------------- ------------
                                                                                 (UNAUDITED)

       Stockholders' equity:
        Preferred stock, $.01 par value, 2,000,000 shares autho-
          rized, none issued ...................................      $ --          $ --
        Common stock, $.01 par value, 30,000,000 shares autho-
          rized, no shares issued and outstanding ..............        --            --
                                                                      ----          ----
        Additional paid-in capital .............................        --            --
                                                                      ----          ----
       Total stockholders' equity ..............................      $ --          $ --
                                                                      ====          ====


                            See accompanying notes.

                         REALTY INFORMATION GROUP, INC.
                             NOTES TO BALANCE SHEET

1.   ORGANIZATION

     Realty Information Group, Inc. (the "Company") was formed in February 1998 to succeed its predecessors, Realty Information Group, L.P. ("RIGLP") and OLD RIG, Inc. ("RIGINC") in connection with an initial public offering of its common stock. The Company has not commenced operations, and all activities to date have related to its organization and the initial public offering. The Company is dependent upon the initial public offering to succeed its predecessor companies. Therefore, there is no assurance that the transactions will be completed.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the associated amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

   Unaudited Balance Sheet

     The balance sheet as of March 31, 1998 is unaudited. In the opinion of management, such balance sheet reflects all adjustments necessary for a fair presentation.

3.   PLANNED TRANSACTIONS

     The Company has entered into the Agreement and Plan of Contribution with RIGINC and RIGLP, (the "Agreement"), in which the various entities will contribute their stock or partnership units to the Company in exchange for a distribution of the common stock of the Company contingent upon the closing of the initial public offering. Pursuant to the Agreement, the Company intends to undertake an initial public offering of its common stock. In March, 1998, the Company filed a registration statement on Form S-1 for the initial public offering of its common stock. The offering costs will be netted against the proceeds of the offering.

                        REPORT OF INDEPENDENT AUDITORS

The Partners of
Realty Information Group, L.P.

     We have audited the accompanying consolidated balance sheets of Realty Information Group, L.P. as of December 31, 1996 and 1997, and the related consolidated statements of operations, partners' capital and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Realty Information Group, L.P. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP

Washington, D.C.
February 10, 1998

                        REALTY INFORMATION GROUP, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                       THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                         ENDED MARCH 31,
                                       -----------------------------------------------------   -----------------------------
                                             1995              1996               1997              1997            1998
                                       ---------------   ----------------   ----------------   -------------   -------------
                                                                                                        (UNAUDITED)

Revenues ...........................   $2,061,526        $ 4,335,966        $ 7,899,940        $1,555,473      $2,839,023
Cost of revenues ...................      930,570          2,188,136          3,412,593          717,398         904,328
                                       ----------        -----------        -----------        ----------      ----------
Gross margin .......................    1,130,956          2,147,830          4,487,347          838,075       1,934,695
Operating expenses:
 Selling and marketing .............      566,548          2,711,823          4,373,914          862,658       1,264,454
 Software development ..............      247,800            254,177            395,077          103,062         117,688
 General and administrative ........    1,180,090          1,863,236          3,017,439          672,068         898,536
                                       ----------        -----------        -----------        ----------      ----------
Total operating expenses ...........    1,994,438          4,829,236          7,786,430        1,637,788       2,280,678
                                       ----------        -----------        -----------        ----------      ----------
Loss from operations ...............     (863,482)        (2,681,406)        (3,299,083)        (799,713)       (345,983)
Other income (expense):
Interest expense ...................      (25,950)            (2,323)           (26,421)              --         (43,550)
Interest income ....................       70,849             29,642             48,743           24,667           5,415
Other income .......................       34,319             21,858             11,215            6,402              --
                                       ----------        -----------        -----------        ----------      ----------
Net loss ...........................   $ (784,264)       $(2,632,229)       $(3,265,546)       $(768,644)      $(384,118)
                                       ==========        ===========        ===========        ==========      ==========
 Net loss allocated to general part-
   ners ............................   $ (636,096)       $(1,766,764)       $(1,792,294)       $(418,806)      $(211,265)
 Net loss allocated to limited part-
   ners ............................   $ (148,168)       $  (865,465)       $(1,473,252)       $(349,838)      $(172,853)
                                       ----------        -----------        -----------        ----------      ----------
Pro forma loss per share:
 Net loss ..........................   $ (784,264)        (2,632,229)       $(3,265,546)       $(768,644)      $(384,118)
                                       ==========        ===========        ===========        ==========      ==========
 Loss per share ....................   $     (.30)       $      (.60)       $      (.57)       $    (.14)      $    (.07)
                                       ==========        ===========        ===========        ==========      ==========
 Weighted average common shares.....    2,595,725          4,387,590          5,722,432        5,659,872       5,754,017
                                       ==========        ===========        ===========        ==========      ==========


                            See accompanying notes.

                         REALTY INFORMATION GROUP, L.P.

                           CONSOLIDATED BALANCE SHEETS


                                                                   DECEMBER 31,
                                                           -----------------------------      MARCH 31,
                                                                1996            1997            1998
                                                           -------------   -------------   --------------
                                                                                             (UNAUDITED)

                          ASSETS
Current assets:
 Cash and cash equivalents .............................    $3,326,367      $1,068,835       $  865,654
 Accounts receivable, less allowance for doubtful ac-
   counts of $90,000, $151,000 and $219,000 as of De-

   cember 31, 1996 and 1997 and March 31, 1998 .........       865,535       1,021,345        1,462,271
 Prepaid expenses and other current assets .............        56,439          26,601          540,443
                                                            ----------      ----------       ----------
Total current assets ...................................     4,248,341       2,116,781        2,868,368
Property and equipment:
 Leasehold improvements ................................        84,950         111,623          114,043
 Furniture and equipment ...............................       503,067         623,417          693,594
 Computer hardware and software ........................       991,117       1,366,687        1,424,238
                                                            ----------      ----------       ----------
                                                             1,579,134       2,101,727        2,231,875
Accumulated depreciation ...............................      (446,430)       (799,763)        (892,895)
                                                            ----------      ----------       ----------
                                                             1,132,704       1,301,964        1,338,980
Capitalized product development costs, net of ac-
 cumulated amortization of $256,000, 514,000 and
 $626,000 as of December 31, 1996 and 1997 and
 March 31, 1998 ........................................       919,749       1,261,974        1,244,387
Other assets (Note 4) ..................................     1,271,258       1,796,356        1,771,257
Deposits ...............................................        97,819         104,510           91,469
                                                            ----------      ----------       ----------
Total assets ...........................................    $7,669,871      $6,581,585       $7,314,461
                                                            ==========      ==========       ==========
           LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
 Acounts payable ......................................    $   405,939      $  355,416          536,082
 Accrued wages and commissions .........................       348,644         368,667          534,996
 Accrued expenses ......................................       276,398         387,428          410,326
 Deferred revenue ......................................       969,243         902,575        1,645,545
 Line of credit ........................................            --       1,000,000        1,000,000
 Subordinated debt to partner ..........................            --         650,000          650,000
                                                            ----------      ----------       ----------
Total current liabilities ..............................     2,000,224       3,664,086        4,776,949
Redeemable limited partners' capital ...................       200,000         200,000          200,000
Partners' capital ......................................     5,469,647       2,717,499        2,337,512
                                                            ----------      ----------       ----------
Total liabilities and partners' capital ................    $7,669,871      $6,581,585       $7,314,461
                                                            ==========      ==========       ==========

                            See accompanying notes.

                        REALTY INFORMATION GROUP, L.P.

                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL


                                                                    GENERAL           LIMITED            TOTAL
                                                                   PARTNERS'         PARTNERS'         PARTNERS'
                                                                    EQUITY             EQUITY            EQUITY
                                                               ----------------   ---------------   ---------------
Balance at December 31, 1994 ...............................     $   (430,216)     $    196,066      $   (234,150)
 Capital contributions (net of fees of $79,845).............               --         3,345,155         3,345,155
 Net loss ..................................................         (636,096)         (148,168)         (784,264)
                                                                 ------------      ------------      ------------
Balance at December 31, 1995 ...............................       (1,066,312)        3,393,053         2,326,741
 Capital contributions (net of fees of $271,624)............          705,263         4,115,543         4,820,806
 Partnership units issued for acquisition ..................               --         1,200,000         1,200,000
 Note receivable from limited partner ......................               --           (45,671)          (45,671)
 Net loss ..................................................       (1,766,764)         (865,465)       (2,632,229)
                                                                 ------------      ------------      ------------
Balance at December 31, 1996 ...............................       (2,127,813)        7,797,460         5,669,647
 Non cash compensation .....................................          300,000                --           300,000
 Partnership units issued for acquisition ..................               --           205,940           205,940
 Reduction of note receivable from limited partner .........               --             7,458             7,458
 Net loss ..................................................       (1,792,294)       (1,473,252)       (3,265,546)
                                                                 ------------      ------------      ------------
Balance at December 31, 1997 ...............................       (3,620,107)        6,537,606         2,917,499
                                                                 ------------      ------------      ------------
 Reduction of note receivable from limited partner .........               --             4,131             4,131
 Net loss ..................................................         (211,265)         (172,853)         (384,118)
                                                                 ------------      ------------      ------------
Balance at March 31, 1998 (unaudited) ......................     $ (3,831,372)     $  6,368,884      $  2,537,512
                                                                 ============      ============      ============

                            See accompanying notes.

                        REALTY INFORMATION GROUP, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------
                                                          1995            1996             1997
                                                    --------------- ---------------- ----------------
Operating activities:
 Net loss .........................................  $   (784,264)    $ (2,632,229)    $ (3,265,546)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation ...................................       107,090          212,030          353,333
   Amortization ...................................        92,207          266,986          487,144
   Loss on sale of property and equipment .........         8,302               --               --
   Provision for losses on accounts receivable.....        23,000           30,000           61,343
   Non cash compensation charges ..................            --               --          157,459
    Changes in operating assets and liabilities:
     Accounts receivable ..........................      (112,162)        (470,117)        (217,153)
     Prepaid expenses and other current as-
      sets ........................................       (25,018)         (22,942)          29,838
     Deposits .....................................       (38,186)         (33,152)          (6,691)
     Accounts payable and accrued expenses                175,893          667,649          230,530
     Deferred revenue .............................        99,609          157,410          (66,668)
                                                     ------------     ------------     ------------
 Net cash provided by (used in) operating ac-
   tivities .......................................      (453,529)      (1,824,365)      (2,236,411)
Investing activities:
 Net purchases of property and equipment ..........      (635,965)        (631,385)        (522,592)
 Capitalization of product development costs ......      (432,683)        (347,065)        (600,670)
 Acquisitions (net of acquired cash) ..............            --           25,924         (547,859)
                                                     ------------     ------------     ------------
 Net cash used in investing activities ............    (1,068,648)        (952,526)      (1,671,121)
Financing activities:
 Payments on related party note and accrued
   interest .......................................      (627,150)              --               --
 Proceeds from line of credit .....................            --               --        1,000,000
 Proceeds from subordinated debt to partner .......            --               --          650,000
 Net proceeds from capital contributions ..........     3,345,155        4,775,135               --
                                                     ------------     ------------     ------------
 Net cash provided by financing activities ........     2,718,005        4,775,135        1,650,000
 Net increase (decrease) in cash and cash equiv-
   alents .........................................     1,195,828        1,998,244       (2,257,532)
 Cash and cash equivalents at beginning of pe-
   riod ...........................................       132,295        1,328,123        3,326,367
                                                     ------------     ------------     ------------
 Cash and cash equivalents at end of period .......  $  1,328,123     $  3,326,367     $  1,068,835
                                                     ============     ============     ============



                                                          THREE MONTHS ENDED
                                                             AT MARCH 31,
                                                    ------------------------------
                                                          1997           1998
                                                    --------------- --------------
                                                            (UNAUDITED)
Operating activities:

 Net loss .........................................  $    (768,644)   $ (384,118)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation ...................................         80,966        93,132
   Amortization ...................................         99,772       137,305
   Loss on sale of property and equipment .........             --            --
   Provision for losses on accounts receivable.....         12,206        46,935
   Non cash compensation charges ..................          2,193         4,131
    Changes in operating assets and liabilities:
     Accounts receivable ..........................        112,670      (487,861)
     Prepaid expenses and other current as-
      sets ........................................         (2,057)     (513,842)
     Deposits .....................................         (4,589)       13,041
     Accounts payable and accrued expenses                 299,427       369,893
     Deferred revenue .............................        (59,230)      742,970
                                                     -------------    ----------
 Net cash provided by (used in) operating ac-
   tivities .......................................       (227,286)       21,586
Investing activities:
 Net purchases of property and equipment ..........       (249,228)     (130,149)
 Capitalization of product development costs ......       (143,110)      (94,618)
 Acquisitions (net of acquired cash) ..............       (547,859)
                                                     -------------    ----------
 Net cash used in investing activities ............       (940,197)     (224,767)
Financing activities:
 Payments on related party note and accrued
   interest .......................................             --            --
 Proceeds from line of credit .....................             --            --
 Proceeds from subordinated debt to partner .......             --            --
 Net proceeds from capital contributions ..........             --            --
                                                     -------------    ----------
 Net cash provided by financing activities ........             --            --
 Net increase (decrease) in cash and cash equiv-
   alents .........................................     (1,167,483)     (203,181)
 Cash and cash equivalents at beginning of pe-
   riod ...........................................      3,326,367     1,068,835
                                                     -------------    ----------
 Cash and cash equivalents at end of period .......  $   2,158,884    $  865,654
                                                     =============    ==========


                            See accompanying notes.

                         REALTY INFORMATION GROUP, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     Realty Information Group, L.P. ("RIGLP") has created a proprietary database (the "Database") of comprehensive office and industrial real estate information in seven major metropolitan areas throughout the United States. In addition, the Company has developed a portfolio of multimedia software products that allow clients to access the Database. The Database and software products are distributed to its clients under license agreements which are typically one to three years in duration.

     Pursuant to the partnership agreement, the term of RIGLP will continue until December 31, 2094. Generally, the profits and losses of RIGLP will be allocated to the partners in proportion to their respective partnership percentages, which are generally based on contributions to RIGLP. There are certain limitations on the allocation of partnership losses such that any limited partner can not have a capital account deficit. The partnership agreement specifies that RIGLP shall have the option to require the initial limited partner to sell its partnership interest to RIGLP for fair value during the period from November 1, 2004 through November 30, 2004. Additionally, the agreement specifies that during this same period, the initial limited partner has the right to require RIGLP to repurchase its limited partnership interest for fair value.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

     The consolidated financial statements of RIGLP include the accounts of New Market Systems, Inc. ("NMS") acquired on March 1, 1997 (Note 3).

   Unaudited Interim Statements

     The consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

   Reclassifications

     Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the associated amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

   Revenue Recognition

     Revenue from the sale of licenses to the proprietary software and the Database is recognized on a straight-line basis over the term of the license, which is typically from one to three years.

   Cash and Cash Equivalents

     RIGLP's cash and cash equivalents include highly liquid instruments purchased with an original maturity of less than three months.

                         REALTY INFORMATION GROUP, L.P.

   Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

   Capitalized Product Development Costs

     Initial costs to develop and produce the Database and software products, including direct labor, contractors and applicable overhead are capitalized from the time technological feasibility is determined until product release. Prior to technological feasibility, such costs are classified as software development and expensed as incurred. Amortization of capitalized costs is based on the greater of the amount computed using (a) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (b) the straight-line method over the remaining estimated economic life of the product, typically five years after product release. Included in amortization is approximately $75,000, $181,000, $287,000 and $112,000 of expense related to the capitalized product development costs for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively.

   Intangible Assets

     The value assigned to the customer base acquired through the purchase of NMS and Chicago Resource, Inc., and goodwill, resulting from the purchase of Space Datagraphics Systems, Inc., in December 1994, are being amortized on a straight-line basis over ten years. RIGLP continuously evaluates and adjusts, if necessary, the net realizable value of these assets.

   Income Taxes

     RIGLP is a partnership for federal income tax purposes under which income, losses, deductions and credits are allocated to and reported by the partners on their individual income tax returns. Accordingly, no provision for income tax has been recorded in the financial statements. Upon the effectiveness of the Registration Statement on Form S-1 (see note 10), the partnership will become part of Realty Information Group, Inc., the successor, and will be taxed as a C-Corporation. Had the Partnership operated as a C-Corporation for the year ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, their would be no income taxes recorded as a result of the losses for the periods. NMS is a corporation which provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109. As of December 31, 1997, NMS had net loss carryforwards of approximately $522,000. A valuation allowance has been established against the related net deferred tax asset in its entirety.

   Unit Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for the RIGLP's financial statements after 1995. SFAS No. 123 allows companies to account for stock-based compensation under the provisions of either SFAS No. 123 or Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", with pro forma disclosure as if the measurement provision of SFAS No. 123 had been adopted. RIGLP applies these principles and accounts for its unit based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 does not impact the financial position or results of operations of RIGLP.

   Advertising Costs

     Advertising costs are expensed as incurred. Such costs included in selling and marketing expense totaled approximately $125,698, $203,659, $397,966 and $53,908 for the years ended December 31, 1995, 1996, and 1997 and the three months ended March 31, 1998, respectively.

                         REALTY INFORMATION GROUP, L.P.

   Concentration of Credit Risk

     RIGLP performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. RIGLP maintains reserves for credit losses, and such losses have been within management's expectations. The credit risk in accounts receivable is mitigated by the large and widespread customer base and lack of dependence on individual customers. The carrying amount of the accounts receivable approximates their net realizable value.

   Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the three months ended March 31, 1998, RIGLP had no items of comprehensive income and, accordingly, the Statement does not apply.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

     In October 1997, the AICPA issued SOP 97-2, Software Revenue Recognition, which changes the requirements for revenue recognition effective for transactions that the Company will enter into beginning January 1, 1998. The implementation of SOP 97-2 is not expected to have a material effect on the financial statements of RIGLP. As of January 1, 1998 the Company adopted AICPA SOP 97-2, Software Revenue Recognition, which was effective for transactions that RIGLP entered into in 1998. Prior years were not restated. The effect of adopting SOP97-2 was not material in the financial statements of RIGLP. In March 1998, AcSEC issued SOP98-4 which defers for one year the implementation of certain provision of SOP 97-2. The issuance of SOP 98-4 had no effect on RIGLP.

   Pro Forma Loss Per Share

     Pro Forma loss per share information is presented as if the Partnership had operated as a C-Corporation for all periods presented. In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share". All pro forma earnings per share amounts for all periods have been presented to conform to the Statement 128 requirements.

                         REALTY INFORMATION GROUP, L.P.

3.   ACQUISITIONS

     On April 1, 1996, RIGLP expanded to the Chicago area by purchasing substantially all of the assets and liabilities of Chicago ReSource, Inc. ("CRI"), through the issuance of 114,640.55 partnership units valued at $1,200,000. On March 1, 1997 RIGLP expanded to the San Francisco area through a purchase of 99.3% of the outstanding shares of New Market Systems, Inc. ("NMS"), a California corporation, through the exchange of 14,710 partnership units valued at $206,000 and payment of $550,000 in cash. The accompanying statements of operations reflect the operating results of CRI and NMS since the effective date of the acquisition. Except for cash acquired, these transactions have been excluded from the statements of cash flows and have been accounted for using purchase accounting.

     The pro forma unaudited results of operations for the years ended December 31, 1996 and 1997, assuming the purchase of CRI and NMS had been consummated as of January 1 of each year, respectively, are as follows:


                                      1996                1997
                               -----------------   -----------------
  Revenues .................     $   4,576,000       $   7,960,000
                                 =============       =============
  Net loss .................     $  (2,810,000)      $  (3,386,000)
                                 =============       =============


4.   OTHER ASSETS

     Other assets consists of intangible assets as follows:


                                                   DECEMBER 31,               MARCH 31,
                                          -------------------------------   -------------
                                               1996             1997             1998
                                          --------------   --------------   -------------
     Acquired contracts ...............    $ 1,286,259      $ 2,041,289      $2,041,289
     Accumulated Amortization .........         78,614          301,912         325,353
                                           -----------      -----------      ----------
                                           $ 1,207,645      $ 1,739,377      $1,715,936
                                           -----------      -----------      ----------
     Goodwill .........................    $    78,667      $    79,979      $   79,979
     Accumulated Amortization .........         15,054           23,000          24,658
                                           -----------      -----------      ----------
                                                63,613           56,979          55,321
                                           -----------      -----------      ----------
                                           $ 1,271,258      $ 1,796,356      $1,771,257
                                           ===========      ===========      ==========


5.   LINE OF CREDIT

     In October, 1997, RIGLP entered into a $1,000,000 line of credit agreement with Silicon Valley East (a Division of Silicon Valley Bank). The line bears interest at the bank's prime rate plus 2%, and has a one year term. Borrowings under the line are secured by the assets of RIGLP. RIGLP is in compliance at December 31, 1997, with the terms of the line of credit agreement which includes covenants requiring minimum cash, working capital and partners' capital amounts, and limits operating losses of RIGLP. At December 31, 1997, $1,000,000 of borrowings were outstanding under the line. Interest paid in 1997 totaled $17,760.

                        REALTY INFORMATION GROUP, L.P.

6.   RELATED PARTY TRANSACTIONS

     During 1997, the general partner of RIGLP obtained a commitment from a partner for an additional $1,000,000 of subordinated, unsecured credit, bearing interest at a rate equal to that of the line of credit. In connection with the commitment, the individual contributing partner has received warrants for the purchase of 15,000 shares of stock of the general partner, exerciseable only in the event of an initial public offering or an equity funding in excess of $5.0 million ("a triggering event"). The warrants have a two year term beyond the triggering event and provide for the purchase of an equivalent number of shares at a price of 10% less than the price of the stock sold in an initial public offering or an equity funding in excess of $5.0 million. At December 31, 1997, $650,000 of borrowings were outstanding under the commitment and have been advanced to RIGLP. Interest paid in 1997 totaled $8,055.

     Commencing in May 1995 RIGLP agreed to pay an investor $10,000 per month and the Chairman of RIGLP $6,667 per month for consulting services. During 1995, 1996 and 1997, RIGLP incurred fees of approximately $130,000, $200,000 and $200,000, respectively, related to such consulting services.

7.   COMMITMENTS

     RIGLP leases office space and equipment under operating lease agreements which expire at various dates through the year 2001. Lease agreements provide for various renewal terms and reimbursement of taxes, maintenance, insurance and other occupancy expenses applicable to the leased premises or property. In addition, RIGLP, as lessor, also subleases a portion of its office space to another tenant under a cancelable lease.

     At December 31, 1997, future minimum lease payments under operating leases are as follows:


  1998 ........................    $   869,100
  1999 ........................        738,100
  2000 ........................        460,000
  2001 ........................         90,600
  2002 and thereafter .........         70,000
                                   -----------
                                   $ 2,227,800
                                   ===========


     Rent expense was approximately $201,000, $525,000 and $766,000 and rental income was approximately $23,000, $46,000 and $0 for the years ended December 31, 1995, 1996 and 1997, respectively.

8.   SALES OF PARTNERSHIP UNITS

     During 1995 RIGLP sold 327,780 limited partnership units to two investors for total net proceeds of approximately $3.3 million. The transaction granted the investors liquidation preferences of the investment plus a 6% per annum return in the event of a liquidation. In addition, beginning April 15, 1999 through April 15, 2001, the transaction allows the investors to liquidate their investments under a range of alternative strategies and exit transactions. The proceeds of the transaction were used to retire a related party note payable and to fund RIGLP's working capital needs.

     On December 3, 1996, RIGLP completed a private placement (the "Private Placement") in which RIGLP raised approximately $5.0 million through the sale of 338,580.2 partnership units. The proceeds of the transaction were used to fund RIGLP's working capital needs and the NMS acquisitions.

     In May 1997, RIGLP issued 21,428 partnership units valued at $300,000 to provide compensation to an officer, $150,000 of which had been accrued at December 31, 1996.

                         REALTY INFORMATION GROUP, L.P.

9.   EMPLOYEE BENEFIT PLANS

     Unit Option Plan

     In March 1996 RIGLP adopted the 1996 Unit Option and Unit Purchase Plan (the "Plan"), under which 200,000 partnership units were reserved for issuance upon the exercise of options granted to officers, executive personnel, directors and key employees. Certain options previously granted were included in the Plan. The option plan is administered by the Board of Directors of RIGINC. Options are granted at prices which the Board of Directors of RIGINC believes approximate the fair market value of its limited partnership units. Individual grants become exercisable over a period of three years from the date of grant. The contractual term of the options range from three to ten years from the date of grant.

     Unit option activity was as follows:


                                                                                 WEIGHTED-
                                              NUMBER OF                           AVERAGE
                                                UNITS       PRICE PER UNIT     EXERCISE PRICE
                                             -----------   ----------------   ---------------
Outstanding at December 31, 1994 .........      26,000     $         5.00        $   5.00
 Granted .................................      55,480     $        10.45        $  10.45
 Exercised ...............................          --
 Canceled or expired .....................          --
                                                ------
Outstanding at December 31, 1995 .........      81,480                           $   8.71
 Granted .................................      42,000     $        10.45        $  10.45
 Exercised ...............................     (10,000)    $         5.00        $   5.00
 Canceled or expired .....................          --
                                               -------
Outstanding at December 31, 1996 .........     113,480                           $   9.68
 Granted .................................      23,000     $ 12.34-$14.00        $  13.28
 Exercised ...............................
 Canceled or expired .....................      (5,000)    $        10.45        $  10.45
                                               -------
Outstanding at December 31, 1997 .........     131,480                           $  10.28
                                               =======
Exercisable at December 31, 1997 .........      82,277                           $   9.39
                                               =======
Exercisable at December 31, 1996 .........      57,740                           $   8.94
                                               =======
Exercisable at December 31, 1995 .........      21,870                           $   8.46
                                               =======

     During 1996 RIGLP adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Plan. Had compensation expense related to the Plan been determined based on the fair value at the grant date for options granted in 1995, 1996 and 1997 consistent with the provisions of SFAS No. 123, RIGLP's pro forma net loss would have been $817,408, $2,690,009 and $3,337,420 as of December 31, 1995, 1996 and 1997, respectively.
Such pro forma results are not representative of the effects on operations for future years.

     The fair value of each option grant is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions: dividend yield of 0%; risk-free interest rate of approximately 6.0%; and expected life of 3 years for 1995 grants and 4 years for 1996 and 1997 grants.

                        REALTY INFORMATION GROUP, L.P.

     The  following  table   summarizes   information   regarding  unit  options
outstanding at December 31, 1997:


                                 NUMBER OF          WEIGHTED
                                  OPTIONS           AVERAGE
       EXERCISE PRICE           OUTSTANDING     CONTRACTUAL LIFE
----------------------------   -------------   -----------------
  $ 5.00....................      16,000               1.9
  $ 10.45...................      92,480               2.6
  $ 12.34...................      10,000               4.2
  $ 14.00...................      13,000               4.4


   Employee 401(k) Plan

     Effective January 1, 1997, RIGLP established a 401(k) Plan (the "401(k)") to provide retirement benefits for eligible employees. The 401(k) provides for tax deferred contributions of between 1% and 15% of employees' salaries, limited to a maximum annual amount as established by the Internal Revenue Service. RIGLP matches 25% of employee contributions up to a maximum of 6% of total compensation. Amounts contributed to the 401(k) by RIGLP to match employee contributions were $27,808 in 1997.

10.  MANAGEMENT PLANS

     Related to a filing of a Registration Statement on Form S-1 by Realty Information Group, Inc., a newly formed successor corporation, RIGLP anticipates entering into an Agreement and Plan of Contribution ("Agreement") by and among Realty Information Group, Inc., RIGLP and RIGINC, to contribute all of RIGLP's outstanding partnership units (other than those held by the general partner) to Realty Information Group, Inc. in exchange for common stock of Realty Information Group, Inc.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors OLD RIG, Inc.

     We have audited the accompanying consolidated balance sheets of OLD RIG, Inc. as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OLD RIG, Inc. at December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP


Washington, D.C.
March 12, 1998

                                  OLD RIG, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                        THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                        ENDED MARCH 31,
                                          ---------------------------------------------------   -----------------------------
                                               1995             1996               1997              1997            1998
                                          -------------   ----------------   ----------------   -------------   -------------
                                                                                                         (UNAUDITED)
Revenues ..............................  $2,061,526       $ 4,335,966        $ 7,899,940       $1,555,473      $2,839,023
Cost of revenues ......................     930,570         2,188,136          3,412,593          717,398         904,328
                                          ----------      -----------        -----------        ----------      ----------
Gross margin ..........................   1,130,956         2,147,830          4,487,347          838,075       1,934,695
Operating expenses:
 Selling and marketing ................     566,548         2,711,823          4,373,914          862,658       1,264,454
 Software development .................     247,800           254,177            395,077          103,062         117,688
 General and administrative ...........   1,180,090         1,863,236          3,017,439          672,068         898,536
                                          ----------      -----------        -----------        ----------      ----------
Total operating expenses ..............   1,994,438         4,829,236          7,786,430        1,637,788       2,280,678
                                          ----------      -----------        -----------        ----------      ----------
Loss from operations ..................    (863,482)       (2,681,406)        (3,299,083)        (799,713)       (345,983)
Other income (expense):
Interest expense ......................     (25,950)           (2,323)           (26,421)              --         (43,550)
Interest income .......................      70,849            29,642             48,743           24,667           5,415
Other income ..........................      34,319            21,858             11,215            6,402              --
                                          ----------      -----------        -----------        ----------      ----------
Loss before minority interest .........    (784,264)       (2,632,229)        (3,265,546)        (768,644)       (384,118)
Minority interest-net loss allocated to
 limited partners of RIGLP ............     148,168           865,465          1,473,252          349,838         172,853
                                          ----------      -----------        -----------        ----------      ----------
Net loss ..............................   $(636,096)      $(1,766,764)       $(1,792,294)       $(418,806)      $(211,265)
                                          ==========      ===========        ===========        ==========      ==========
Pro forma loss per share:
 Loss per share .......................   $    (.22)      $      (.60)       $      (.57)       $    (.14)      $    (.07)
                                          ==========      ===========        ===========        ==========      ==========
 Weighted average common shares .......   2,841,479         2,947,655          3,143,063        3,099,778       3,164,705
                                          ==========      ===========        ===========        ==========      ==========


                            See accompanying notes.

                                  OLD RIG, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                       DECEMBER 31,
                                                             ---------------------------------      MARCH 31,
                                                                   1996              1997             1998
                                                             ---------------   ---------------   --------------
                                                                                                   (UNAUDITED)

                          ASSETS
Current assets:
 Cash and cash equivalents ...............................    $  3,326,367      $  1,068,835      $    865,654
 Accounts receivable, less allowance for doubtful ac-
   counts of $90,000, $151,000 and $219,000 as of De-
   cember 31, 1996 and 1997 and March 31, 1998 ...........         865,535         1,021,345         1,462,271
 Prepaid expenses and other current assets ...............          56,439            26,601           540,443
                                                              ------------      ------------      ------------
Total current assets .....................................       4,248,341         2,116,781         2,868,368
Property and equipment:
 Leasehold improvements ..................................          84,950           111,623           114,043
 Furniture and equipment .................................         503,067           623,417           693,594
 Computer hardware and software ..........................         991,117         1,366,687         1,424,238
                                                              ------------      ------------      ------------
                                                                 1,579,134         2,101,727         2,231,875
Accumulated depreciation .................................        (446,430)         (799,763)         (892,895)
                                                              ------------      ------------      ------------
                                                                 1,132,704         1,301,964         1,338,980
Capitalized product development costs, net of ac-
 cumulated amortization of $256,000, $514,000 and
 $626,000 as of December 31, 1996 and 1997 and
 March 31, 1998 .........................................          919,749         1,261,974         1,244,387
Other assets (Note 4) ....................................       1,271,258         1,796,356         1,771,257
Deposits .................................................          97,819           104,510            91,469
                                                              ------------      ------------      ------------
Total assets .............................................    $  7,669,871      $  6,581,585      $  7,314,461
                                                              ============      ============      ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ........................................    $    405,939      $    355,416           536,082
  Accrued wages and commissions ...........................        348,644           368,667           534,996
 Accrued expenses ........................................         276,398           387,428           410,326
 Deferred revenue ........................................         969,243           902,575         1,645,545
 Line of credit ..........................................              --         1,000,000         1,000,000
 Note payable to a shareholder ...........................              --           650,000           650,000
                                                              ------------      ------------      ------------
Total current liabilities ................................       2,000,224         3,664,086         4,776,949
Minority interest-RIGLP Limited Partners' Equity .........       7,797,460         6,537,606         6,368,884
Stockholders' Deficit:
Common stock, par value $.01 per share; 1,500,000
 shares authorized; 1,023,029,  1,044,457 and
 1,044,457 shares issued and outstanding at
 December 31, 1996,  December 31, 1997 and
 March 31, 1998, respectively.............................          10,230            10,445            10,445
Additional paid in capital ...............................       5,009,116         5,308,901         5,308,901
Retained earnings (deficit) ..............................      (7,147,159)       (8,939,453)       (9,150,718)
                                                              ------------      ------------      ------------
Total stockholders' equity (deficit) .....................      (2,127,813)       (3,620,107)       (3,831,372)
                                                              ------------      ------------      ------------
Total liabilities and stockholders' deficit ..............    $  7,669,871      $  6,581,585      $  7,314,461
                                                              ============      ============      ============

                            See accompanying notes.

                                  OLD RIG, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


                                                        COMMON STOCK           ADDITIONAL        RETAINED             TOTAL
                                                  -------------------------      PAID-IN         EARNINGS         STOCKHOLDERS'
                                                     SHARES        AMOUNT        CAPITAL         (DEFICIT)           DEFICIT
                                                  ------------   ----------   ------------   ----------------   ----------------
Balance at December 31, 1994 ..................      887,782      $ 8,878     $4,247,993       $ (4,744,299)      $   (487,428)
 Issuance of common stock .....................       75,000          750         16,725                 --             17,475
 Net loss .....................................           --           --             --           (636,096)          (636,096)
                                                     -------      -------     ----------       ------------       ------------
Balance at December 31, 1995 ..................      962,782        9,628      4,264,718         (5,380,395)        (1,106,049)
 Issuance of common stock .....................       60,247          602        744,398                 --            745,000
 Net loss .....................................           --           --             --         (1,766,764)        (1,766,764)
                                                     -------      -------     ----------       ------------       ------------
Balance at December 31, 1996 ..................    1,023,029       10,230      5,009,116         (7,147,159)        (2,127,813)
 Issuance of common stock .....................       21,428          215        299,785                 --            300,000
 Net loss .....................................           --           --             --         (1,792,294)        (1,792,294)
                                                   ---------      -------     ----------       ------------       ------------
Balance at December 31, 1997 ..................    1,044,457       10,445      5,308,901         (8,939,453)        (3,620,107)
                                                   ---------      -------     ----------       ------------       ------------
 Net loss .....................................           --           --             --           (211,265)          (211,265)
                                                   ---------      -------     ----------       ------------       ------------
Balance at March 31, 1998 (unaudited) .........    1,044,457      $10,445     $5,308,901       $ (9,150,718)      $ (3,831,372)
                                                   =========      =======     ==========       ============       ============

                            See accompanying notes.

                                  OLD RIG, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------------
                                                          1995            1996             1997
                                                    --------------- ---------------- ----------------
Operating activities:
 Net loss .........................................  $   (636,096)    $ (1,766,764)    $ (1,792,294)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Minority interest ..............................      (148,168)        (865,465)      (1,473,252)
   Depreciation ...................................       107,090          212,030          353,333
   Amortization ...................................        92,207          266,986          487,144
   Loss on sale of property and equipment .........         8,302               --               --
   Provision for losses on accounts receivable.....        23,000           30,000           61,343
   Non cash compensation charges ..................            --               --          157,459
    Changes in operating assets and liabilities:
     Accounts receivable ..........................      (112,162)        (470,117)        (217,153)
     Prepaid expenses and other current as-
      sets ........................................       (25,018)         (22,942)          29,838
     Deposits .....................................       (38,186)         (33,152)          (6,691)
     Accounts payable and accrued expenses                175,893          667,649          230,530
     Deferred revenue .............................        99,609          157,410          (66,668)
                                                     ------------     ------------     ------------
 Net cash provided by (used in) operating ac-
   tivities .......................................      (453,529)      (1,824,365)      (2,236,411)
Investing activities:
 Net purchases of property and equipment ..........      (635,965)        (631,385)        (522,592)
 Capitalization of product development costs ......      (432,683)        (347,065)        (600,670)
 Acquisitions (net of acquired cash) ..............            --           25,924         (547,859)
                                                     ------------     ------------     ------------
 Net cash used in investing activities ............    (1,068,648)        (952,526)      (1,671,121)
Financing activities:
 Payments on note and accrued interest ............      (627,150)              --               --
 Proceeds from line of credit .....................            --               --        1,000,000
 Proceeds from note payable .......................            --               --          650,000
 Net proceeds from capital contributions ..........     3,345,155        4,775,135               --
                                                     ------------     ------------     ------------
 Net cash provided by financing activities ........     2,718,005        4,775,135        1,650,000
 Net increase (decrease) in cash and cash equiv-
   alents .........................................     1,195,828        1,998,244       (2,257,532)
 Cash and cash equivalents at beginning of pe-
   riod ...........................................       132,295        1,328,123        3,326,367
                                                     ------------     ------------     ------------
 Cash and cash equivalents at end of period .......  $  1,328,123     $  3,326,367     $  1,068,835
                                                     ============     ============     ============


                                                          THREE MONTHS ENDED
                                                             AT MARCH 31,
                                                    ------------------------------
                                                          1997           1998
                                                    --------------- --------------
                                                               (UNAUDITED)

Operating activities:
 Net loss .........................................  $    (418,806)   $ (211,265)
 Adjustments to reconcile net loss to net cash
   used in operating activities:
   Minority interest ..............................       (349,838)     (172,853)
   Depreciation ...................................         80,966        93,132
   Amortization ...................................         99,772       137,305
   Loss on sale of property and equipment .........             --            --
   Provision for losses on accounts receivable.....         12,206        46,935
   Non cash compensation charges ..................          2,193         4,131
    Changes in operating assets and liabilities:
     Accounts receivable ..........................        112,670      (487,861)
     Prepaid expenses and other current as-
      sets ........................................         (2,057)     (513,842)
     Deposits .....................................         (4,589)       13,041
     Accounts payable and accrued expenses                 299,427       369,893
     Deferred revenue .............................        (59,230)      742,970
                                                     -------------    ----------
 Net cash provided by (used in) operating ac-
   tivities .......................................       (227,286)       21,586
Investing activities:
 Net purchases of property and equipment ..........       (249,228)     (130,149)
 Capitalization of product development costs ......       (143,110)      (94,618)
 Acquisitions (net of acquired cash) ..............       (547,859)
                                                     -------------
 Net cash used in investing activities ............       (940,197)     (224,767)
Financing activities:
 Payments on note and accrued interest ............             --            --
 Proceeds from line of credit .....................             --            --
 Proceeds from note payable .......................             --            --
 Net proceeds from capital contributions ..........             --            --
                                                     -------------    ----------
 Net cash provided by financing activities ........             --            --
 Net increase (decrease) in cash and cash equiv-
   alents .........................................     (1,167,483)     (203,181)
 Cash and cash equivalents at beginning of pe-
   riod ...........................................      3,326,367     1,068,835
                                                     -------------    ----------
 Cash and cash equivalents at end of period .......  $   2,158,884    $  865,654
                                                     =============    ==========


                            See accompanying notes.

                                  OLD RIG, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   ORGANIZATION

     OLD RIG, INC. ("RIGINC") is the majority owner of Realty Information Group, L.P. (RIGLP) and is its General Partner. RIGINC has no operations of its own.
RIGLP has created a proprietary database (the "Database") of comprehensive office and industrial real estate information in seven major metropolitan areas throughout the United States. In addition, RIGLP has developed a portfolio of multimedia software products that allow clients to access the Database. The Database and software products are distributed to its clients under license agreements which are typically one to three years in duration.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

     The consolidated financial statements of RIGINC include the accounts of RIGLP and of New Market Systems, Inc. ("NMS") acquired on March 1, 1997 (Note
3).

   Unaudited Interim Statements

     The consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

   Reclassifications

     Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation. In addition, on May 23, 1996, RIGINC was re-incorporated as a Delaware corporation, changing authorized common stock to 1,500,000 shares at a par value of $.01 per share. Accordingly, common stock and additional paid-in capital accounts have been reclassified to reflect this change for all periods presented.

   Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the associated amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

   Revenue Recognition

     Revenue from the sale of licenses to the proprietary software and the Database is recognized on a straight-line basis over the term of the license, which is typically from one to three years.

   Cash and Cash Equivalents

     RIGINC's cash and cash equivalents include highly liquid instruments purchased with an original maturity of less than three months.

  Property and Equipment

     Property and equipment, including leasehold improvements, are stated at cost and depreciated using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over the lesser of the related lease term or the useful life.

                                  OLD RIG, INC.

   Capitalized Product Development Costs

     Initial costs to develop and produce the Database and software products, including direct labor, contractors and applicable overhead are capitalized from the time technological feasibility is determined until product release. Prior to technological feasibility, such costs are classified as software development and expensed as incurred. Amortization of capitalized costs is based on the greater of the amount computed using (a) the ratio of current gross revenues to the sum of current and anticipated gross revenues, or (b) the straight-line method over the remaining estimated economic life of the product, typically five years after product release. Included in amortization is approximately $75,000, $181,000 $287,000 and $112,000 of expense related to the capitalized product development costs for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, respectively.

   Intangible Assets

     The value assigned to the customer base acquired through the purchase of NMS and Chicago Resource, Inc., and goodwill, resulting from the purchase of Space Datagraphics Systems, Inc., in December 1994, are being amortized on a straight-line basis over ten years. RIGINC continuously evaluates and adjusts, if necessary, the net realizable value of these assets.

   Income Taxes

     RIGINC is a Subchapter S Corporation for federal income tax purposes under which income, losses, deductions and credits are allocated to and reported by the individual stockholders of the corporation. Accordingly, no provision for income tax has been recorded in the financial statements. Upon the effectiveness of the Registration Statement on Form S-1 (see note 10), RIGINC will become part of Realty Information Group, Inc., the successor, and will be taxed as a C-Corporation. Had the S-Corporation operated as a C-Corporation for the year ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, their would be no income taxes recorded as a result of the losses for the periods. NMS is a corporation which provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109. As of December 31, 1997, NMS had net loss carryforwards of approximately $522,000. A valuation allowance has been established against the related net deferred tax asset in its entirety.

   Unit Based Compensation

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for the RIGLP's financial statements after 1995. SFAS No. 123 allows companies to account for stock-based compensation under the provisions of either SFAS No. 123 or Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", with pro forma disclosure as if the measurement provision of SFAS No. 123 had been adopted. RIGINC applies these principles and accounts for RIGLP unit based compensation in accordance with the provisions of APB No. 25. As such, the adoption of SFAS No. 123 does not impact the financial position or results of operations of RIGINC.

   Advertising Costs

     Advertising costs are expensed as incurred. Such costs included in selling and marketing expense totaled approximately $125,698, $203,659, $397,966 and $53,908 for the years ended December 31, 1995, 1996, and 1997 and the three months ended March 31, 1998, respectively.

                                  OLD RIG, INC.

   Concentration of Credit Risk

     RIGINC performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral. RIGINC maintains reserves for credit losses, and such losses have been within management's expectations. The credit risk in accounts receivable is mitigated by the large and widespread customer base and lack of dependence on individual customers. The carrying amount of the accounts receivable approximates their net realizable value.

   Earnings Per Share

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share." The effect of options, warrants or convertible securities are not included in the earning per share calculation, as they are anti-dilutive. All earnings per share amounts for all periods have been presented to conform to the Statement 128 requirements.

   Recent Pronouncements

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the three months ended March 31, 1998, RIGINC had no item of comprehensive income and, according, the Statement does not apply.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

     In October 1997, the AICPA issued SOP 97-2, Software Revenue Recognition, which changes the requirements for revenue recognition effective for transactions that the Company will enter into beginning January 1, 1998. The implementation of SOP 97-2 is not expected to have a material effect on the financial statements of RIGLP. As of January 1, 1998 the Company adopted AICPA SOP 97-2, Software Revenue Recognition, which was effective for transactions that RIGINC entered into in 1988. Prior years were not restated. The effect of adopting SOP 97-2 was not material in the financial statements of RIGINC. In March 1998, AcSEC issued SOP 98-4 which defers for one year the implementation of certain provisions of SOP 97-2. The issuance of SOP 98-4 had no effect on RIGINC.

3.   ACQUISITIONS

     On April 1, 1996, RIGLP expanded to the Chicago area by purchasing substantially all of the assets and liabilities of Chicago ReSource, Inc. ("CRI"), through the issuance of 114,640.55 partnership units valued at $1,200,000. On March 1, 1997 RIGLP expanded to the San Francisco area through a purchase of 99.3% of the outstanding shares of New Market Systems, Inc. ("NMS"), a California corporation, through the exchange of 14,710 partnership units valued at $206,000 and payment of $550,000 in cash. The accompanying statements of operations reflect the operating results of CRI and NMS since the effective date of the acquisition. Except for cash acquired, these transactions have been excluded from the statements of cash flows and have been accounted for using purchase accounting.

                                  OLD RIG, INC.

     The pro forma unaudited results of operations for the years ended December 31, 1996 and 1997, assuming the purchase of CRI and NMS had been consummated as of January 1 of each year, respectively, are as follows:


                                      1996                1997
                               -----------------   -----------------
  Revenues .................     $   4,576,000       $   7,960,000
                                 =============       =============
  Net loss .................     $  (2,810,000)      $  (3,386,000)
                                 =============       =============


4.   OTHER ASSETS

     Other assets consists of intangible assets as follows:


                                                   DECEMBER 31,               MARCH 31,
                                          -------------------------------   -------------
                                               1996             1997             1998
                                          --------------   --------------   -------------
     Acquired contracts ...............    $ 1,286,259      $ 2,041,289      $2,041,289
     Accumulated Amortization .........         78,614          301,912         325,353
                                           -----------      -----------      ----------
                                           $ 1,207,645      $ 1,739,377      $1,715,936
                                           -----------      -----------      ----------
     Goodwill .........................    $    78,667      $    79,979      $   79,979
     Accumulated Amortization .........         15,054           23,000          24,658
                                           -----------      -----------      ----------
                                                63,613           56,979          55,321
                                           -----------      -----------      ----------
                                           $ 1,271,258      $ 1,796,356      $1,771,257
                                           ===========      ===========      ==========


5.   LINE OF CREDIT

     In October, 1997, RIGINC entered into a $1,000,000 line of credit agreement with Silicon Valley East (a Division of Silicon Valley Bank). The line bears interest at the bank's prime rate plus 2%, and has a one year term. Borrowings under the line are secured by the assets of RIGINC. RIGINC is in compliance at December 31, 1997, with the terms of the line of credit agreement which includes covenants requiring minimum cash, working capital and partners' capital amounts, and limits operating losses of RIGINC. At December 31, 1997, $1,000,000 of borrowings were outstanding under the line. Interest paid in 1997 totaled $17,760.

6.   RELATED PARTY TRANSACTIONS

     During 1997, RIGINC obtained a commitment from a shareholder for an additional $1,000,000 of subordinated, unsecured credit, bearing interest at a rate equal to that of the line of credit. In connection with the commitment, the individual has received warrants for the purchase of 15,000 shares of stock, exerciseable only in the event of an initial public offering or an equity funding in excess of $5.0 million ("a triggering event"). The warrants have a two year term beyond the triggering event and provide for the purchase of an equivalent number of shares at a price of 10% less than the price of the stock sold in an initial public offering or an equity funding in excess of $5.0 million. At December 31, 1997, $650,000 of borrowings were outstanding under the commitment and have been advanced to RIGINC. Interest paid in 1997 totaled $8,055.

     Commencing in May 1995 RIGINC agreed to pay an investor $10,000 per month and the Chairman of RIGINC $6,667 per month for consulting services. During 1995, 1996 and 1997, RIGINC incurred fees of approximately $130,000, $200,000 and $200,000, respectively, related to such consulting services.

                                  OLD RIG, INC.

7.   COMMITMENTS

     RIGLP leases office space and equipment under operating lease agreements which expire at various dates through the year 2001. Lease agreements provide for various renewal terms and reimbursement of taxes, maintenance, insurance and other occupancy expenses applicable to the leased premises or property. In addition, RIGLP, as lessor, also subleases a portion of its office space to another tenant under a cancelable lease.

     At December 31, 1997, future minimum lease payments under operating leases are as follows:

                      1998 ........................    $   869,100
                      1999 ........................        738,100
                      2000 ........................        460,000
                      2001 ........................         90,600
                      2002 and thereafter .........         70,000
                                                       -----------
                                                       $ 2,227,800
                                                       ===========



     Rent expense was approximately $201,000, $525,000 and $766,000 and rental income was approximately $23,000, $46,000 and $0 for the years ended December 31, 1995, 1996 and 1997, respectively.

8.   COMMON STOCK AND SALES OF PARTNERSHIP UNITS

     In March 1996, the Company recorded a 40:1 stock split, and in January of 1997, a 1000:928 reverse stock split. All shares amounts and transactions have been restated to refelect the split as of January 1, 1995.

     During 1995 RIGLP sold 327,780 limited partnership units to two investors for total net proceeds of approximately $3.3 million. The transaction granted the investors liquidation preferences of the investment plus a 6% per annum return in the event of a liquidation. In addition, beginning April 15, 1999 through April 15, 2001, the transaction allows the investors to liquidate their investments under a range of alternative strategies and exit transactions. The proceeds of the transaction were used to retire a related party note payable and to fund RIGLP's working capital needs.

     On December 3, 1996, RIGLP completed a private placement (the "Private Placement") in which RIGLP raised approximately $5.0 million through the sale of 338,580.2 partnership units. The proceeds of the transaction were used to fund RIGLP's working capital needs and the NMS acquisitions.

     In May 1997, RIGLP issued 21,428 partnership units valued at $300,000 to provide compensation to an officer, $150,000 of which had been accrued at December 31, 1996.

9.   EMPLOYEE BENEFIT PLANS

   Unit Option Plan

     In March 1996 RIGLP adopted the 1996 Unit Option and Unit Purchase Plan (the "Plan"), under which 200,000 partnership units were reserved for issuance upon the exercise of options granted to officers, executive personnel, directors and key employees. Certain options previously granted were included in the Plan. The option plan is administered by the Board of Directors of RIGINC. Options are granted at prices which the Board of Directors of RIGINC believes approximate the fair market value of its limited partnership units. Individual grants become exercisable over a period of three years from the date of grant. The contractual term of the options range from three to ten years from the date of grant.

                                  OLD RIG, INC.

     Unit option activity was as follows:


                                                                                 WEIGHTED-
                                              NUMBER OF                           AVERAGE
                                                UNITS       PRICE PER UNIT     EXERCISE PRICE
                                             -----------   ----------------   ---------------
Outstanding at December 31, 1994 .........      26,000     $         5.00        $   5.00
 Granted .................................      55,480     $        10.45        $  10.45
 Exercised ...............................          --
 Canceled or expired .....................          --
                                                ------
Outstanding at December 31, 1995 .........      81,480                           $   8.71
 Granted .................................      42,000     $        10.45        $  10.45
 Exercised ...............................     (10,000)    $         5.00        $   5.00
 Canceled or expired .....................          --
                                               -------
Outstanding at December 31, 1996 .........     113,480                           $   9.68
 Granted .................................      23,000     $ 12.34-$14.00        $  13.28
 Exercised ...............................
 Canceled or expired .....................      (5,000)    $        10.45        $  10.45
                                               -------
Outstanding at December 31, 1997 .........     131,480                           $  10.28
                                               =======
Exercisable at December 31, 1997 .........      82,277                           $   9.39
                                               =======
Exercisable at December 31, 1996 .........      57,740                           $   8.94
                                               =======
Exercisable at December 31, 1995 .........      21,870                           $   8.46
                                               =======

     During 1996 RIGLP adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Plan. Had compensation expense related to the Plan been determined based on the fair value at the grant date for options granted in 1995, 1996 and 1997 consistent with the provisions of SFAS No. 123, RIGLP's pro forma net loss would have been $817,408, $2,690,009 and $3,337,420 as of December 31, 1995, 1996 and 1997, respectively.
Such pro forma results are not representative of the effects on operations for future years.

     The fair value of each option grant is estimated on the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions: dividend yield of 0%; risk-free interest rate of approximately 6.0%; and expected life of 3 years for 1995 grants and 4 years for 1996 and 1997 grants.

     The  following  table   summarizes   information   regarding  unit  options
outstanding at December 31, 1997:


                                       NUMBER OF          WEIGHTED
                                        OPTIONS           AVERAGE
             EXERCISE PRICE           OUTSTANDING     CONTRACTUAL LIFE
      ----------------------------   -------------   -----------------
        $ 5.00....................      16,000               1.9
        $ 10.45...................      92,480               2.6
        $ 12.34...................      10,000               4.2
        $ 14.00...................      13,000               4.4


                                  OLD RIG, INC.

   Employee 401(k) Plan

     Effective January 1, 1997, RIGLP established a 401(k) Plan (the "401(k)") to provide retirement benefits for eligible employees. The 401(k) provides for tax deferred contributions of between 1% and 15% of employees' salaries, limited to a maximum annual amount as established by the Internal Revenue Service. RIGLP matches 25% of employee contributions up to a maximum of 6% of total compensation. Amounts contributed to the 401(k) by RIGLP to match employee contributions were $27,808 in 1997.

10.  PRO FORMA LOSS PER SHARE

     The following table sets forth the computation of pro forma basic and diluted loss per share. Shares presented give effect to the contribution of RIGINC shares in exchange for Realty Information Group, Inc. shares at a rate of
3.03 per share.


                                                                                                  THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                       MARCH 31,
                                            ------------------------------------------------ -----------------------------
                                                 1995            1996             1997            1997           1998
                                            -------------- ---------------- ---------------- -------------- --------------
                                                                                                      (UNAUDITED)

Numerator:
 Net loss .................................   $ (636,096)    $ (1,766,764)    $ (1,792,294)    $ (418,806)    $ (211,265)
                                              ----------     ------------     ------------     ----------     ----------
Denominator:
 Denominator for basic loss per share--
   weighted-average shares ................    2,841,479        2,947,655        3,143,063      3,099,778      3,164,705
                                              ----------     ------------     ------------     ----------     ----------
 Dilutive potential common shares .........           --               --               --             --             --
 Denominator for diluted loss per
   share--adjusted weighted-average
   shares and assumed conversions .........    2,841,479        2,947,655        3,143,063      3,099,778      3,164,705
                                              ----------     ------------     ------------     ----------     ----------
Pro forma basic loss per share ............   $    (0.22)    $      (0.60)    $      (0.57)    $    (0.14)    $    (0.07)
                                              ----------     ------------     ------------     ----------     ----------
Pro forma diluted loss per share ..........   $    (0.22)    $      (0.60)    $      (0.57)    $    (0.14)    $    (0.07)
                                              ----------     ------------     ------------     ----------     ----------

11.  MANAGEMENT PLANS

     Related  to a filing  of a  Registration  Statement  on Form S-1 by  Realty
Information Group, Inc., a newly formed successor corporation, RIGINC anticipates entering into an Agreement and Plan of Contribution ("Agreement") by and among Realty Information Group, Inc., RIGLP and RIGINC to contribute all of RIGINC's outstanding common stock to Realty Information Group, Inc. in exchange for common stock of Realty Information Group, Inc.

========================================  ======================================

     NO  DEALER,  SALESPERSON  OR  OTHER
PERSON HAS BEEN  AUTHORIZED  TO GIVE ANY
INFORMATION     OR    TO    MAKE     ANY
REPRESENTATION    OTHER    THAN    THOSE
CONTAINED  IN  THIS  PROSPECTUS,  AND IF              2,500,000 Shares
GIVEN  OR  MADE,  SUCH   INFORMATION  OR
REPRESENTATION  MUST NOT BE RELIED  UPON
AS HAVING BEEN AUTHORIZED BY THE COMPANY
OR BY ANY  UNDERWRITER.  THIS PROSPECTUS
DOES NOT  CONSTITUTE AN OFFER TO SELL OR
A  SOLICITATION  OF AN  OFFER TO BUY ANY
SECURITIES   OFFERED   HEREBY   IN   ANY
JURISDICTION TO ANY PERSON TO WHOM IT IS
UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN
OFFER  OR   SOLICITATION.   NEITHER  THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE    HEREUNDER    SHALL   UNDER   ANY
CIRCUMSTANCES   CREATE  ANY  IMPLICATION     [REALTY INFORMATION GROUP LOGO]
THAT THE  INFORMATION  HEREIN IS CORRECT
AS OF ANY  TIME  SUBSEQUENT  TO THE DATE
HEREOF OR THAT  THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE SUCH
DATE.
        -------------------------                      COMMON STOCK
            TABLE OF CONTENTS


                                    PAGE
                                   -----
Prospectus Summary .................  3
Risk Factors .......................  9
Use of Proceeds .................... 14
Dividend Policy .................... 14
Capitalization ..................... 15
Dilution ........................... 16              ------------------
Selected Consolidated
 Financial and Operating Data ...... 17                  PROSPECTUS
Management's Discussion
  and Analysis ..................... 18              ------------------
Business ........................... 23
Management ......................... 33
Principal Stockholders ............. 39
Certain Transactions ............... 40
Description of Capital Stock ......  41
Shares Eligible for Future Sale .... 43
Underwriting ....................... 45
Legal Matters ...................... 47
Experts ............................ 47
Additional Information ............. 47
Index to Financial Statements ......F-1

       -------------------------                   ALLEN & COMPANY
                                                    INCORPORATED
     UNTIL JULY 26,  1998 (25 DAYS AFTER
THE  DATE  OF  THIS   PROSPECTUS),   ALL
DEALERS  EFFECTING  TRANSACTIONS  IN THE
COMMON STOCK OFFERED HEREBY,  WHETHER OR
NOT  PARTICIPATING IN THIS  DISTRIBUTION,         NEEDHAM & COMPANY, INC.
MAY BE REQUIRED TO  DELIVER A PROSPECTUS.
THIS IS IN ADDITION TO THE OBLIGATION OF
DEALERS  TO  DELIVER A  PROSPECTUS  WHEN
ACTING AS UNDERWRITERS  AND WITH RESPECT            July 1, 1998
TO   THEIR    UNSOLD    ALLOTMENTS    OR
SUBSCRIPTIONS.

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